Exhibit 1

JSG PACKAGING LIMITED

JSG ACQUISITIONS

SMURFIT KAPPA FEEDER G.P. LIMITED

(in its capacity as general partner of

SMURFIT KAPPA FEEDER L.P.)

- and -

THE PERSONS SET OUT IN SCHEDULE 1

SHARE PURCHASE AGREEMENT

KAPPA HOLDING BV

WILLIAM FRY

Solicitors

Fitzwilton House

Wilton Place

Dublin 2

001042.0850.OOC

TABLE OF CONTENTS

SECTION 1.0 - INTERPRETATION		6

1.1	DEFINITIONS	6
1.2	CONSTRUCTION	25
1.3	HEADINGS AND CAPTIONS	27
1.4	THE VENDOR	27
1.5	LIMITED PARTNERSHIP	30
1.6	GOVERNING LAW AND JURISDICTION	32
1.7	EXCLUSIVITY AND CONFIDENTIALITY AGREEMENTS	32

SECTION 2.0 - CONDITIONS PRECEDENT		32

2.1	CONDITIONS PRECEDENT	32
2.2	CO-OPERATION AND WAIVER	35
2.3	NOTIFICATION OF SATISFACTION OF CONDITIONS PRECEDENT	37
2.4	CONSEQUENCES OF NON-COMPLIANCE	37
2.5	DUE DILIGENCE	39

SECTION 3.0 - SHARE PURCHASE AND SALE		39

3.1	PURCHASE AND SALE	39
3.2	CONSIDERATION	40
3.3	DETERMINATION OF JSG AND KAPPA ADJUSTED NET DEBT, KAPPA ADJUSTED EBITDA AND ADJUSTED NET DEBT BALANCE	42
3.4	CASH AMOUNT AND PIK AMOUNT	51
3.5	POST COMPLETION NET DEBT BALANCE ADJUSTMENT	52
3.6	REDUNDANT ASSETS AND MUNKSJO ENVIRONMENTAL LIABILITIES	52
3.7	PREFERENCE	55
3.8	INTEREST	57
3.9	SUBSCRIPTION RIGHT	57
3.10	I CONVERTIBLE SHARE ADJUSTMENT	58

SECTION 4.0 - WARRANTIES		59

4.1	VENDOR’S WARRANTIES	59
4.2	PURCHASER’S AND JSGP’S WARRANTIES	62
4.3	EFFECT OF COMPLETION	63
4.4	LIMITS ON CLAIMS	63
4.5	SATISFACTION OF CLAIMS	64
4.6	RIGHTS OF RESCISSION	68

SECTION 5.0 - BUSINESS UNTIL COMPLETION		68

5.1	BUSINESS	68
5.2	KAPPA RESTRICTIONS	70
5.3	JSG RESTRICTIONS	73

SECTION 6.0 - FURTHER COVENANTS		76

6.1	VENDOR’S COVENANTS	76
6.2	PURCHASER’S AND JSGP’S COVENANTS	76
6.3	WAIVER OF CLAIMS	77
6.4	UNDERTAKING TO PROCURE RE-FINANCING	77

SECTION 7.0 - COMPLETION		80

7.1	COMPLETION	80
7.2	CASH AMOUNT	80
7.3	DELIVERY	81
7.4	BOARD MEETINGS	83
7.5	PURCHASER AND JSGP OBLIGATIONS	84
7.6	TRANSFER OF KAPPA SHARES	85
7.7	REPAYMENT BY VENDOR	85
7.8	COMPLETION AND COMPLIANCE	86

SECTION 8.0 - GENERAL PROVISIONS		87

8.1	ANNOUNCEMENTS	87
8.2	ASSIGNMENT	88
8.3	BUSINESS DAYS	90
8.4	CONFIDENTIALITY	90
8.5	COSTS AND EXPENSES	91
8.6	COUNTERPARTS	92
8.7	ENTIRE AGREEMENT	92
8.8	FURTHER ASSURANCE	92
8.9	MODIFICATION	93
8.10	BY HAND, POST, FAX OR E-MAIL	93
8.11	PARTNERSHIP	95
8.12	PROCESS AGENTS	95
8.13	SEVERABILITY	96
8.14	SURVIVAL OF OBLIGATIONS	96
8.15	WAIVER	96
8.16	CIVIL LAW NOTARY	97

SCHEDULE 1

THE PARTNERS

SCHEDULE 2

DETAILS OF THE KAPPA GROUP AND THE JSG GROUP

PART 1

THE COMPANY

PART 2

CHART OF THE KAPPA GROUP STRUCTURE

PART 3

JSGP

PART 4

CHART OF THE JSGP GROUP STRUCTURE

SCHEDULE 3

PART 1

COMPLETION ACCOUNTS PRINCIPLES, POLICIES, PRACTICES AND PROCEDURES

PART 2

EBITDA

PART 3

NET DEBT

PART 4 (I)

JSG DETERMINATION OF BASE ADJUSTED NET DEBT AND RELATED HYPERION CODES

PART 4 (II)

JSG NET DEBT AT DECEMBER 2004

PART 4 (III)

KAPPA DETERMINATION OF BASE ADJUSTED NET DEBT AND RELATED HYPERION CODES

PART 4 (IV)

KAPPA NET DEBT AT DECEMBER 2004

PART 4 (V)

SCHEDULE 1.1 OF KAPPA’S MAY MANAGEMENT ACCOUNTS

PART 5

JSG WORKING CAPITAL HYPERION CODES

PART 6

KAPPA WORKING CAPITAL HYPERION CODES

SCHEDULE 4

REDUNDANT ASSETS

PART 1

JSG REDUNDANT ASSETS

PART 2

KAPPA REDUNDANT ASSETS

SCHEDULE 5

PART 1

COMPLETION AMENDMENTS TO ARTICLES

PART 2

PREFERENCE AMENDMENTS TO ARTICLES

SCHEDULE 6

DETERMINATION OF FAIR CLAIM AMOUNT

THIS AGREEMENT is made on 23 November 2005

BETWEEN:

JSG PACKAGING LIMITED

a limited liability company incorporated in Ireland with registered number 380620 of Beech Hill, Clonskeagh, Dublin 4 (hereinafter referred to as “JSGP”)

JSG ACQUISITIONS

an unlimited company incorporated in Ireland with registered number 358039 of Beech Hill, Clonskeagh, Dublin 4 (hereinafter referred to as the “Purchaser”)

SMURFIT KAPPA FEEDER G.P. LIMITED

(in its capacity as general partner of SMURFIT KAPPA FEEDER L.P., a limited partnership formed under the laws of Jersey, Channel Islands, with Registered No. 91096 and whose registered office is at 22 Grenville Street, St. Helier, Jersey, Channel Islands) (which limited partnership is hereinafter referred to as the “Limited Partnership”)

- and -

THE PERSONS SET OUT IN SCHEDULE 1 HERETO (hereinafter collectively referred to as the “Partners” and each individually as a “Partner”)

WHEREAS:

A.            Kappa Holding BV (hereinafter called the “Company”) is a private company limited by shares incorporated in The Netherlands with registered number 33303987, of which particulars are set out in Part 1 of Schedule 2.  All of the Company’s Subsidiaries and associates are identified in the chart contained in Part 2 of Schedule 2.

B.            On the date of this Agreement, the Partners (other than the General Partner) are the legal and beneficial owners of the entire issued share capital of the Company and of the entire of the Vendor’s Debt (as hereafter defined) in the numbers and amounts set opposite their names in Schedule 1.

C.            The Purchaser has agreed to purchase and the Vendor (as hereafter defined) has agreed to sell the entire issued and to-be-issued share capital of the Company and the entire of the Vendor’s Debt (as hereafter defined) upon and subject to the terms and conditions hereafter contained.

D.            The Partners have formed the Limited Partnership and the Limited Partnership is a party to this Agreement for the purposes hereafter appearing.

E.             JSGP is the ultimate holding company of the Purchaser and has entered into this Agreement for the purposes hereafter appearing.  Particulars of JSGP are set out in Part 3 of Schedule 2 and all of its Subsidiaries (including the Purchaser) and associates are identified in the chart contained in Part 4 of Schedule 2.

NOW IT IS HEREBY AGREED, in consideration of the mutual covenants, conditions, agreements, warranties and payments hereafter set forth or provided for as follows:

SECTION 1.0 - INTERPRETATION

1.1       Definitions

In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:-

(a)        “Additional Cash Amount”, €4.64 million.

(b)        “Adjusted Net Debt Balance”, the difference between the Kappa Net Debt Amount and the JSG Net Debt Amount; and the Adjusted Net Debt Balance shall be referred to herein as being “in favour of” a party if its Net Debt Amount exceeds the Net Debt Amount of the other, and so that:-

(i)         if both Net Debt Amounts have positive values, the lesser shall be subtracted from the greater, the Adjusted Net Debt Balance shall be the difference between them and shall be in favour of the party with the greater Net Debt Amount;

(ii)        if both Net Debt Amounts have negative values, the Adjusted Net Debt Balance shall be the difference between them (but shall itself be expressed as a positive value) and shall be in favour of the party whose Net Debt Amount is closer to zero; and

(iii)       if one Net Debt Amount has a positive value and the other a negative value, the Adjusted Net Debt Balance shall be determined by adding the amounts by which they are respectively greater and less than zero, which shall then be expressed as a positive amount in favour of the party whose Net Debt Amount has a positive value.

(c)        “associate”, in relation to any person, any company in relation to which at least one-fifth of the nominal value of the issued equity share capital of that company is held directly or indirectly by that person.

(d)        “A Ordinary Shares”, all of the issued A Ordinary Shares comprised in the issued share capital of JSGP from time to time.

(e)        “Balancing Payment”, has the meaning given to it by Clause 3.4(a).

(f)         “Board”, the board of managing directors of the Company.

(g)        “B Ordinary Shares”, all of the issued B Ordinary Shares comprised in the issued share capital of JSGP from time to time.

(h)        “Business Day”, a day on which clearing banks are open for business in Dublin, Ireland, London, England, Amsterdam, The Netherlands and St Helier, Jersey but excluding each of Saturday and Sunday.

(i)         “Cash Amount”, (subject to Clause 3.4(b)) €300 million less the Kappa EBITDA Amount.

(j)         “Civil Law Notary”, Mr. Steven Perrick, civil law notary (notaris) of Freshfields Bruckhaus Deringer, operating in Amsterdam, or his substitute.

(k)        “Collateral Agreements”, the Shareholders Agreement, the PIK, the Re-Financing Commitment Letters, the Registration Rights Agreement, the New Articles, the New Management Equity Agreement, the Deed of Transfer of the Vendor’s Debt and the Notarial Deed.

(l)         “Commission”, the European Commission.

(m)       “Companies Act”, the Companies Act 1985.

(n)        “Completion”, completion of the issues, purchases and sales provided for in this Agreement in accordance with the provisions of Section 7.0.

(o)        “Completion Accounts”, in the case of the JSG Group consolidated unaudited accounts comprising a consolidated balance sheet of the JSG Group (“JSG Completion Accounts”) to be prepared as at the close of business on the Relevant Date by JSGP, and in the case of the Kappa Group consolidated unaudited accounts comprising a consolidated profit and loss account and consolidated balance sheet of the Kappa Group (“Kappa Completion Accounts”), to be prepared as at and for the twelve months to close of business on the Relevant Date by the Vendor, in each case pursuant to Clause 3.3 and Schedule 3.

(p)        “Completion Amendments to Articles”, the amendments to the JSGP Memorandum and Articles of Association to be adopted upon Completion in the form set out in Part 1 of Schedule 5.

(q)        “Completion Date”, the date upon which Completion shall occur, determined in accordance with Clause 7.1.

(r)         “Conditions Precedent”, the conditions precedent to Completion set out in Clause 2.1.

(s)        “Confidentiality Agreements”, the confidentiality agreements made between certain of the Partners, JSGP, the Company and Madison Dearborn Partners LLC on 23 March 2005 and any subsequent amendment or extension thereof.

(t)         “Connected Persons”, shall have the meaning ascribed thereto in Section 839 of the Income and Corporation Taxes Act 1988.

(u)        “Consideration”, the consideration payable and issuable for the Kappa Shares and the Vendor’s Debt, comprising the JSGP Vendor Shares, the Cash Amount, the Additional Cash Amount and the PIK Amount, subject to adjustment in accordance with Section 3.0.

(v)        “Critical Personnel”, Han Wagter, Peter van Dijk, Bart Steens, Dick van der Wardt and Jan Langhout.

(w)       “D Convertible Share”, any D Convertible Share which shall be comprised in the issued share capital of JSGP either:

(i)         at Completion; or

(i)         after Completion, if such D Convertible Share was created or issued by or upon the conversion of a JSGP Convertible Share.

(x)        “Deed of Transfer”, a deed of transfer of the Vendor’s Debt to the Purchaser in the agreed terms.

(y)        “Deferred Shares”, redeemable deferred shares of €0.001 in JSGP, redeemable at any time at par at the instance of JSGP and conferring upon the holders thereof no rights to attend general meetings of JSGP or to vote, or to participate in dividends, distributions, bonus or rights issues, pre-emption or similar rights, or to receive any capital upon a distribution, capital reduction or winding up of JSGP, save to receive the par value thereof upon a winding up.

(z)        “Determinations” the determinations of the JSG Adjusted Net Debt, the Kappa Adjusted Net Debt, the Kappa Adjusted EBITDA, the Kappa EBITDA Amount, the JSG Net Debt Amount, the Kappa Net Debt Amount, the Adjusted Net Debt Balance (and in the latter case, the party in whose favour the Adjusted Net Balance lies), the Cash Amount and the PIK Amount to be made pursuant to Clause 3.3.

(aa)      “Dutch GAAP”, generally accepted accounting practices, policies and practices in The Netherlands.

(bb)     “EBITDA”, shall have the meaning ascribed to such expression in Part 2 of Schedule 3.

(cc)      “ECMR”, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

(dd)     “Encumbrance”, any type of encumbrance or security interest of any nature, including without limitation the following (and any agreement or obligation to create any of the following):-

(i)         any mortgage, charge, assignment, hypothecation, pledge, right of retention, lien or security interest or arrangement of any nature whatsoever;

(ii)        any option or right of pre-emption or first refusal or any qualitative restriction or any other restriction on transferability or qualitative obligation (kwalitatieve verplichting), usufruct or attachment; and

(iii)       any adverse claim or right or third party right.

(ee)      “Enlarged Group”, the JSG Group and the Kappa Group combined following Completion and “Enlarged Group Company” shall mean any company for the time being comprised therein.

(ff)       “EURIBOR”, the percentage rate per annum determined by the Banking Federation of the European Union for the offering of deposits in Euro for a period of 1 month displayed on the appropriate page of the Telerate screen.  If the appropriate Telerate page is replaced or the service ceases to be available, the Purchaser may specify another page or service displaying the appropriate rate.

(gg)     “Euro” or “€”, the single currency unit provided for in Council Regulation (EC) No 974/98 of 8 May 1998, being the lawful currency of Ireland and The Netherlands (inter alia).

(hh)     “Exclusivity Agreements”, the Exclusivity Agreements made between certain of the Partners, JSGP and MDCP IV Global Investments, LP on 3 May 2005 and any subsequent amendments or extensions thereof.

(ii)        “Exit Event”, the first to occur of:-

(i)         a Listing; and

(ii)        a Sale of JSGP.

(jj)        “Experts”, an internationally recognised investment bank, substantially independent of the parties, the identity of which shall be agreed by the Purchaser and the Vendor or, failing such agreement, as nominated on the application of either the Purchaser or the Vendor by the London branch of the International Chamber of Commerce.

(kk)      “Fair Claim Amount”, in respect of any Vendor Claim, the amount of damages reasonably likely to be awarded to the Purchaser or JSGP pursuant to such Vendor Claim in the event of that Vendor Claim being finally judicially determined to be in favour of the Purchaser or JSGP, as agreed between the

Vendor and the Purchaser and/or JSGP (as appropriate) or failing agreement, as determined pursuant to Clause 4.5(d)(i).

(ll)        “Fair Market Value”, in relation to any certain number of JSGP Ordinary Shares, as at the time at which such value is to be determined, their fair market value, being the amount that would be paid as between a willing buyer and a willing seller on arms-length terms, taking into account all factors and circumstances relevant thereto including, without limitation:-

(i)         the proportion which such shares bear to all of the issued JSGP Ordinary Shares at such time; and

(ii)        all rights, agreements (including the Collateral Agreements) and preferences attaching to such shares and/or to other JSGP Ordinary Shares so far as relevant to the value of such shares;

provided that if, at the time such shares are to be valued, the JSGP Ordinary Shares are listed on any public stock exchanges or securities markets, their Fair Market Value shall be the average of their mid-market closing prices on all such markets on the five trading days on such exchanges or markets immediately preceding the date upon which such shares are to be valued.

(mm)    “FSA”, the Financial Services Authority.

(nn)     “General Partner” Smurfit Kappa Feeder G.P. Limited, a limited company incorporated in Jersey with registered number 91096 and whose registered office is at 22 Grenville Street, St. Helier, Jersey, Channel Islands, or, as the case may be, its successor(s) in its capacity as the general partner of the Limited Partnership having, from time to time, authority to act for and to bind the Limited Partnership in accordance with Clause 1.5.

(oo)     “H Convertible Share”, any H Convertible Share which shall be comprised in the issued share capital of JSGP at the Completion Date.

(pp)     “Holding Company” and “Subsidiary”, shall have the meanings ascribed to such expressions by Sections 736 and 736A of the Companies Act.

(qq)     “I Convertible Share”, any I Convertible Share which shall be comprised in the issued share capital of JSGP after Completion upon any such I Convertible Share being created upon the conversion of an H Convertible Share in issue in JSGP at Completion.

(rr)       “Irish GAAP”, generally accepted accounting principles, policies and practices in Ireland.

(ss)      “Joint Priority Tasks”, (i) the review of the draft JSG Completion Accounts and of the Purchaser’s draft Determinations for the purposes of Clause 3.3; and (ii) the preparation of all statements and submissions (together with all relevant supporting documentation) to be made by the Vendor to the Reviewing Accountant pursuant to Clause 3.3.

(tt)       “JSG” or “JSG Group”, JSGP and all of its Subsidiaries and Subsidiary Undertakings from time to time, other than the Kappa Companies, and “JSG Company” shall mean any company for the time being within the JSG Group.

(uu)     “JSG Adjusted Net Debt”, the Net Debt of JSG Group as at close of business on the Relevant Date adjusted and determined pursuant to Clause 3.3 in accordance with Part 3 of Schedule 3.

(vv)     “JSG Base Adjusted Net Debt”, €2,930,882,000, being the Net Debt of JSG Group as at 31 May 2005, as agreed by the parties prior to the execution of this Agreement.  A description of the determination of the said sum and the Hyperion Codes comprising it is set out in Part 4(I) of Schedule 3 and JSG Group’s Net Debt at December 2004 is set out in Part 4(II) of Schedule 3.

(ww)    “JSGP Converted Shares”, JSGP Ordinary Shares issued to the Vendor upon the conversion of the PIK pursuant to Clause 3.6(f)(ii)A.

(xx)       “JSGP Convertible Shares”:

(i)         all A Convertible Shares, B Convertible Shares and C Convertible Shares in issue in the capital of JSGP at the Completion Date; and

(ii)        all E Convertible Shares, F Convertible Shares and G Convertible Shares created after Completion by exchange for A Convertible Shares, B Convertible Shares and C Convertible Shares that were themselves in issue in the capital of JSGP at the Completion Date.

(yy)     “JSG Net Debt Amount”, the amount by which the JSG Adjusted Net Debt shall exceed or shall be less than the JSG Base Adjusted Net Debt, in either case multiplied by the Relevant Proportion and then expressed as a positive amount if the JSG Adjusted Net Debt shall be less than the JSG Base Adjusted Net Debt and as a negative amount if the JSG Adjusted Net Debt shall exceed the JSG Base Adjusted Net Debt.

(zz)       “JSGP Ordinary Shares”, all of the A Ordinary Shares and B Ordinary Shares comprised in the issued share capital of JSGP from time to time.

(aaa)    “JSGP Pension Schemes”, all pension schemes maintained for the benefit of JSG Group employees or former employees.

(bbb)   “JSGP Shareholders” all of the holders of JSGP Shares from time to time.

(ccc)    “JSGP Shares” all of the shares, including JSGP Vendor Shares, comprised in the issued share capital of JSGP from time to time.

(ddd)   “JSGP Vendor Shares”, such number of new B Ordinary Shares of €0.001 each in the capital of JSGP as shall immediately after Completion represent 41.7% by nominal value of all of the JSGP Ordinary Shares then in issue (and for the avoidance of doubt, taking into account in the calculation of such number, the JSGP Vendor Shares themselves), to be issued to the Vendor in accordance with this Agreement, ranking pari passu in all respects with the issued A Ordinary Shares save as expressly permitted or provided by the New Articles.

(eee)    “Kappa” or “Kappa Group”, the Company and all of its Subsidiaries and Subsidiary Undertakings from time to time and “Kappa Company” shall mean any company from time to time within the Kappa Group.

(fff)      “Kappa Accounts Team”, (i) the Critical Personnel; and (ii) those employees of Kappa Group comprising the accounts department located at the Kappa Group headquarters in Eindhoven immediately prior to Completion and responsible for the production of the Kappa Group’s monthly, quarterly and annual Group accounts, other than and/or together with such other persons as shall after Completion cease to be employees of Kappa Group and/or as shall become employees of such department, whether as replacements or as additional employees.

(ggg)   “Kappa Adjusted EBITDA”, the EBITDA of the Kappa Group in the twelve-month period ending at close of business on the Relevant Date, adjusted and determined pursuant to Clause 3.3 in accordance with Part 2 of Schedule 3.

(hhh)   “Kappa Adjusted Net Debt”, the Net Debt of the Kappa Group as at close of business on the Relevant Date adjusted and determined pursuant to Clause 3.3 in accordance with Part 3 of Schedule 3.

(iii)       “Kappa Base Adjusted EBITDA”, €367,700,000 minus 0.19493 times the Kappa Net Debt Amount if it is a positive amount or plus 0.19493 times the Kappa Net Debt Amount if it is a negative amount.

(jjj)       “Kappa Base Adjusted Net Debt”, €1,821,463,000, being the Net Debt of Kappa Group as at 31 May 2005 as agreed by the parties prior to the execution of this Agreement.  A description of the determination of the said sum and the Hyperion Codes comprising it is set out in Part 4(III) of Schedule 3 and Kappa Group’s Net Debt at December 2004 is set out in Part 4(IV) of Schedule 3.

(kkk)    “Kappa Dilution Rights”, in respect of the Company or any Kappa Company, all options, warrants, subscription agreements and other rights (including without limitation those (if any) set out in Schedule 2) whereby any person is or may at any time hereafter become entitled to acquire, whether by purchase, subscription, conversion or otherwise, any shares of any class or any securities convertible into shares of any class in such company, whether or not exercisable or contingent, in all cases which were or shall be created or granted prior to Completion.

(lll)       “Kappa EBITDA Amount”, 5.13 times the amount (if any) by which the Kappa Adjusted EBITDA shall be less than the Kappa Base Adjusted EBITDA, (and if the Kappa Adjusted EBITDA shall exceed the Kappa Base Adjusted EBITDA, then the Kappa EBITDA Amount shall be deemed to be nil).

(mmm) “Kappa Net Debt Amount”, the amount by which the Kappa Adjusted Net Debt shall exceed or shall be less than the Kappa Base Adjusted Net Debt, expressed as a positive amount if the Kappa Adjusted Net Debt shall be less than the Kappa Base Adjusted Net Debt and as a negative amount if the Kappa Adjusted Net Debt shall exceed the Kappa Base Adjusted Net Debt.

(nnn)   “Kappa Pension Schemes”, all pension schemes maintained for the benefit of Kappa Group employees or former employees.

(ooo)   “Kappa Shares”, all shares of every class in the capital of the Company issued as at the date hereof together with all shares issued or issuable therein up to and at Completion.

(ppp)   “Latest Completion Date”, 2 December 2005, or such other date as may be determined pursuant to Clause 6.4 or as may be agreed in writing by the Purchaser and the General Partner.

(qqq)   “Listing”,

(i)         the admission of all or any of the Ordinary Shares in JSGP (or in any successor as the Holding Company of the Enlarged Group) to:-

A.        the Official List of the FSA and to trading on the market for listed securities of the London Stock Exchange or to trading on the Alternative Investment Market; or

B.         to the Official List of the Irish Stock Exchange; or

(ii)        the taking effect of any grant of permission to deal in any JSGP Ordinary Shares on any recognised investment exchange (as such term is used in the Financial Services Act 1986); or

(iii)       the registration of all or any of the JSGP Ordinary Shares (or equivalent securities of any Subsidiary or American Depositary Receipts with respect to any of the foregoing) on Form F-1, F-2, or F-3 (or any similar long-term or short-term registrations) pursuant to the US Securities Act 1933 (as amended) or any similar US federal law; or

(iv)      any similar listing or registration by JSGP or such successor of its Ordinary Shares on the public stock exchange or securities market in any other jurisdiction.

(rrr)      “London Stock Exchange”, London Stock Exchange plc.

(sss)    “Material Adverse Change”, with respect to either the JSG Group or the Kappa Group, any event, circumstance, occurrence or state of affairs, or any combination thereof, which is or is reasonably likely to be, materially adverse to the business, prospects, financial conditions or results of the JSG Group or the Kappa Group respectively, in each case taken as a whole in all of the jurisdictions in which such Groups operate, but excluding in any such case, any event, circumstance, occurrence or state of affairs resulting from:-

(i)         changes that are generally applicable to the markets and industries in which the businesses of the JSG Group and the Kappa Group operate or to the economy of a relevant jurisdiction generally;

(ii)        the Transaction; and

(iii)       any action undertaken which has, with respect to either the JSG Group or the Kappa Group, as the case may be, which has undertaken it, been approved in writing by or on behalf of the other parties.

For the avoidance of doubt, the mere fact that Kappa Group may be in breach of the covenants contained in the agreements or arrangements related to the borrowings or other indebtedness of the Kappa Companies to the relevant banking, financial, lending or similar institutions or organisations shall not of itself constitute a Material Adverse Change, but this statement shall be without prejudice to the effects of any actions or circumstances, or the consequences thereof, resulting from such breach.

(ttt)      “Material JSG Company”, Carton de Colombia, S.A., Carton de Venezuela, C.A., Grupo Smurfit Mexico S.A. de C.V., Jefferson Smurfit & Sons Limited, Jefferson Smurfit Group Limited, JSG Acquisitions, JSG Finance B.V., JSG Funding plc, JSG Holdings plc, JSG Packaging Limited, Nettingsdorfer Papierfabrik AG & Co. KG, S.I. Holdings Limited, Smurfit Capital, Smurfit Capital Funding Limited, Smurfit Capital Leasing, Smurfit Carton y Papel de Mexico S.A. de C.V., Smurfit Holdings AB, Smurfit Holdings B.V., Smurfit International B.V., Smurfit International France S.A., Smurfit Investments UK Limited, Smurfit Ireland Limited, Smurfit Management Services S.A.M., Smurfit Nervion, S.A., Smurfit, S.A., Smurfit Packaging Corporation Limited and Smurfit Securities Limited.

(uuu)   “Material Kappa Company”, the Company, Kappa Packaging B.V., Kappa Zülpich Papier GmbH, Kappa Beheer B.V., Kappa Packaging International B.V., Kappa Packaging UK Limited, Kappa Packaging (Deutschland) GmbH, Kappa Roermond Papier B.V., Kappa Graphic Board B.V., Kappa TWINCORR B.V., Kappa Oudenbosch Golfkarton B.V., Kappa Triton B.V., Kappa Kraftliner AB, Kappa Packaging Nederland Holding B.V., Kappa Packaging Pension Trustees

Limited, Kappa Packaging UK Pension Schemes Limited and Kappa Packaging Nederland B.V.

(vvv)   “Munksjo Environmental Liabilities”, the liabilities of Smurfit Holdings AB (a JSG Company) pursuant to Clause 13.3 of the Share Purchase Agreement of 22 December 2004 between Smurfit Holdings AB and Starta Eget Boxen 5404 AB, a copy whereof has been furnished by JSGP to certain of the Partners prior to the execution hereof.

(www) “Net Debt”, shall have the meaning ascribed to such expression by Part 3 of Schedule 3.

(xxx)     “New Articles”, the Articles of Association of JSGP incorporating the Completion Amendments to Articles and (when adopted pursuant to Clause 3.7(a)) the Preference Amendments to Articles.

(yyy)   “New Management Equity Agreement”, the New Management Equity Agreement, in the agreed terms, to be executed upon Completion.

(zzz)     “New Management Equity Plan”, the amended and restated 2004 Management Equity Plan, in the agreed terms, to be approved by the Board of JSGP on or prior to Completion.

(aaaa)  “Non-Compliant Partner”, shall have the meaning ascribed to such expression by Clause 1.4(d)(i).

(bbbb) “Notarial Deed”, the notarial deed or deeds of transfer, in the agreed terms, to be executed upon Completion to effect the transfer of the legal title to the Kappa Shares to the Purchaser.

(cccc)  “Notary Account”, the notarial third party bank account of the Notary (Account name: Kwaliteitsrekening S. Perrick; Account number: 25.20.85.116 Swift Code: MEESNL2A) at Fortis Bank in Amsterdam, The Netherlands.

(dddd) “Partners”, the persons set out in Schedule 1, in their personal capacities and in their capacities as limited partners of the Limited Partnership, and the General Partner thereof in its personal capacity and in its capacity as general partner of the Limited Partnership.

(eeee)  “Partner’s Kappa Shares”, in relation to the relevant Partner (excluding the General Partner), that number of Kappa Shares set out opposite that Partner’s name in column 3 of Schedule 1.

(ffff)     “Partner’s Vendor’s Debt”, in relation to the relevant Partner (excluding the General Partner), the nominal value of the Vendor’s Debt set out opposite that Partner’s name in column 4 of Schedule 1 together with all interest, premium and other similar amounts (however described) accruing thereon up to and including Completion.

(gggg) “Permitted Assignee”, has the meaning given to that expression in Clause 8.2(c).

(hhhh) “PIK Amount”, subject to Clause 3.4(b), €375 million less the Cash Amount.

(iiii)      “PIK”, a debt instrument of JSGP, in the agreed terms, to be created (and, if appropriate, increased and/or decreased) pursuant to this Agreement.

(jjjj)      “Preference”, a dividend and sale preference from time to time attached to the issued A Ordinary Shares in JSGP pursuant to the New Articles as amended in accordance with Clause 3.7(a) and thereafter increased, decreased and/or eliminated in accordance with this Agreement.

(kkkk)  “Preference Amendments to Articles”, the amendments to the JSGP Articles of Association to be adopted pursuant to Clause 3.7(a) in the form set out in Part 2 of Schedule 5.

(llll)      “Priority Tasks”, the preparation of the draft Kappa Completion Accounts and the determination of the relevant draft Determinations pursuant to Clause 3.3.

(mmmm)     “Purchaser Claim”, any claim made by the Vendor against the Purchaser and/or JSGP after Completion under the terms of this Agreement, the Notarial Deed and the Deed of Transfer.

(nnnn) “Purchaser Claim Determination Date”, the date upon which the outcome and (if in favour of the Vendor as to liability) the quantum of the Purchaser Claim is finally determined (by agreement of the parties, by judicial determination or otherwise).

(oooo) “Purchaser’s Solicitors”, William Fry of Fitzwilton House, Wilton Place, Dublin 2.

(pppp) “Rate”, as at any date upon which the same is to be determined, a rate of interest per annum equal to 2% per annum over the prevailing EURIBOR rate for sums of an amount comparable to that for which the Rate is to be determined.

(qqqq) “Reciprocal Relevant Proportion”, 58.3 divided by 41.7.

(rrrr)     “Redundant Assets”, the assets, shares and debt of each of JSG and Kappa set out in Parts 1 and 2 respectively of Schedule 4.  “JSG Redundant Assets” are as set out in Part 1 of Schedule 4 and “Kappa Redundant Assets” are as set out in Part 2 of Schedule 4.

(ssss)  “Re-Financing”, the grant to JSGP of new senior debt facilities sufficient to:-

(ii)        pay the Cash Amount and the Additional Cash Amount;

(i)         repay and replace its Subsidiaries’ existing senior credit facility and Yankee bonds falling due in November 2005;

(ii)        repay and replace the existing senior debt and other loans of the Company and that of all other Kappa Companies;

(iii)       redeem the outstanding principal and accrued unpaid interest on the Kappa Group’s high yield bonds;

together with, in each such case, all accrued interest and charges and all redemption and repayment premia, penalties and costs; and

(iv)      meet projected working capital, capital expenditure and rationalisation costs of the Enlarged Group, having regard for projected synergies and the net proceeds of the disposal of Redundant Assets; and

(v)       meet the costs and fees related to the Transaction.

(tttt)     “Re-Financing Agreements”, has the meaning given to it in Clause 6.4(a).

(uuuu) “Re-Financing Banks”, Deutsche Bank, Citigroup, Credit Suisse First Boston and J.P. Morgan and such other financial and other institutions as shall provide funds as part of the Re-Financing.

(vvvv) “Re-Financing Commitment Letters”, each of the legally-binding letters executed by Deutsche Bank, Citigroup, Credit Suisse First Boston and J.P. Morgan, dated as of or prior to the date of this Agreement relating to the Re-Financing and approved by the parties.

(wwww)     “Re-Financing Obligations”, the obligations of the Re-Financing Banks to pay funds to JSG Companies pursuant to the Re-Financing, in accordance with the Re-Financing Commitment Letters and/or the Re-Financing Agreements, to the extent that such funds are to be paid on or prior to Completion such that the Purchaser shall be enabled to comply with its obligations pursuant to Clause 7.2.

(xxxx)   “Registration Rights Agreement”, an agreement, in the agreed terms, to be entered into upon Completion by, amongst others, the Limited Partnership and the persons named therein as the MDCP Co-Investors providing for certain rights of the parties thereto as set out therein.

(yyyy) “Relevant Date”, the last day of the calendar month preceding the Completion Date; provided that if Completion shall, by agreement between the parties or pursuant to Clause 6.4, take place on 30 December 2005, the Relevant Date shall be 31 December 2005.

(zzzz)   “Relevant Proportion”, 41.7 divided by 58.3.

(aaaaa)       “Restricted Fund”, the net proceeds, after directly-attributable taxation, costs and expenses of a sale by the Vendor of any JSGP Vendor Shares or of any JSGP Converted Shares, or, if such sale shall be to a Connected Person of the Vendor or of any of the Partners on non-arms length terms, a sum equal to the Fair Market Value of such shares upon the date of their transfer to such Connected Person.

(bbbbb)     “Restricted Period”, the period of two years from the Completion Date.

(ccccc)       “Reviewing Accountant”, a person determined in accordance with Clause 3.3.

(ddddd)     “Sale of JSGP”, the occurrence of a “Change of Control” as such expression is defined in the PIK.

(eeeee)       “Shareholders’ Agreement”, an agreement, described as a Shareholder and Corporate Governance Agreement, in the agreed terms, to be entered into upon Completion by JSGP, the persons named therein as the MDCP Co-Investors, the General Partner on behalf of the Limited Partnership, the persons named therein as the Additional Investors, the persons named therein as the Cinven Co-Investors, as the CVC Co-Investors, as the Stichting and as the Management Investors providing for certain rights of the said persons as shareholders of JSGP.

(fffff)   “Subsidiary Undertaking”, shall have the meaning ascribed to such expression by Section 258 of the Companies Act.

(ggggg)  “Surviving Provisions”, Section 1.0 (Interpretation) and Section 8.0 (General Provisions) (save for Clause 8.8) of this Agreement.

(hhhhh)     “Termination Date”, 2 December 2005 or such other date as may be determined pursuant to Clause 6.4 or as may be agreed in writing by the Purchaser and the General Partner.

(iiiii)     “Transaction”, all transactions provided for in this Agreement and the Collateral Agreements.

(jjjjj)     “Vendor”, shall have the meaning ascribed thereto in Clause 1.4.

(kkkkk)       “Vendor Account”, the Limited Partnership’s bank account to be notified by the Vendor to the Purchaser in writing not less than 10 Business Days prior to the Completion Date.

(lllll)     “Vendor Claim”, any claim made by the Purchaser and/or JSGP against the Vendor after Completion under the terms of this Agreement, the Notarial Deed and the Deed of Transfer and for the avoidance of doubt, the monetary amount of any Vendor Claim shall not be affected by the manner in which such Vendor Claim might be discharged pursuant to Clause 4.5, save in accordance with Clause 4.5(a)(ii) A.

(mmmmm)  “Vendor Claim Determination Date”, the date upon which the outcome and (if in favour of the Purchaser and/or JSGP as to liability) the quantum of the Vendor Claim is finally determined (by agreement of the parties, by judicial determination or otherwise).

(nnnnn)     “Vendor’s Debt”, the aggregate amount (inclusive of interest and premium) due by all Kappa Companies to the Partners as at the date hereof together with all interest, premium and other similar amounts (however described) accruing thereon up to and including Completion and all further amounts advanced by any of the Partners or the General Partner on behalf of the Limited Partnership or any constituent person of any of the Partners or the General Partner on behalf of the Limited Partnership to any Kappa Company between the date hereof and Completion and, if and to the extent that any Kappa Company remains indebted to any of the Partners following the contribution and transfer by them of debt to the Limited Partnership, all such remaining debt.

(ooooo)     “Vendor’s Solicitors”, Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS.

(ppppp)     “Warranties”, the warranties contained in Clause 4.1 (the “Kappa Warranties”) and Clause 4.2 (the “JSG Warranties”).

(qqqqq)     “Warrants”, the warrants issued pursuant to the Warrant Agreement dated as of 2 October 2002, between, amongst others, MDCP Acquisitions Limited, Deutsche Bank Trust Company Americas and Deutsche Bank AG London (as amended and supplemented from time to time) and remaining outstanding, exercisable and unexercised at the Completion Date, entitling their holders to subscribe for JSGP Ordinary Shares.

1.2       Construction

(a)        Any reference to a document being “in the agreed terms” shall be a reference to such document in form and content agreed between each of the parties hereto on or prior to the date hereof, a copy of which has, on the execution of this Agreement, been signed by or on behalf of each of the Purchaser, JSGP and the Vendor for the purpose of identification.

(b)        Any reference to any provision of any legislation shall include any modification, re-enactment or extension thereof and any subordinate legislation made thereunder except that, as between the parties hereto no such modification, extension or subordinate legislation made after the date hereof shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or adversely affect the rights of, any party.  Any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of England.

(c)        Any English legal term or expression shall include the term or expression (if any) most nearly approximating thereto in any other jurisdiction including, without limitation, Ireland, The Netherlands and Jersey.

(d)        In this Agreement words such as “hereunder”, “hereto”, “hereof”, and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular Section or Clause thereof.

(e)        Save as otherwise provided herein, any reference to a Section, Clause, paragraph, sub-paragraph or Schedule shall be a reference to the Section, Clause, paragraph, sub-paragraph or Schedule (as the case may be) of this Agreement and any reference in a Clause or paragraph to a paragraph or sub-paragraph shall be a reference to a paragraph or sub-paragraph of the Clause or paragraph in which the reference is contained unless it appears from the context that a reference to some other provision is intended.

(f)         In this Agreement, the masculine gender shall be deemed to include the feminine and neuter and the singular number shall include the plural and vice-versa.  References to persons shall include natural persons, firms, bodies corporate, unincorporated associations and partnerships, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

(g)        Any reference in this Agreement to a party shall mean the Vendor (or, where specifically so provided, the Partners or the General Partner on behalf of the Limited Partnership) or the Purchaser or JSGP and any such reference to parties shall mean all or any of them as the context shall require.

(h)        Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(i)         Any undertaking by any party not to do any act or thing shall be deemed to include an undertaking not to permit or suffer the doing of that act or thing.

(j)         The term “comes to the attention of the Vendor” or any similar expression shall be construed as meaning that the relevant fact, matter or circumstance has come to the attention of any of the Partners or the General Partner on behalf of the Limited Partnership which comprise the Vendor at the relevant time.

For the avoidance of doubt, the Schedules to this Agreement shall form part of this Agreement.

1.3       Headings and Captions

The headings and captions to the Sections, Clauses and Schedules in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

1.4       The Vendor

(a)        The Partners (other than the General Partner) have entered into this Agreement and have agreed the terms of the Collateral Agreements as the legal and beneficial owners of all of the Kappa Shares and of all of the Vendor’s Debt and have accordingly agreed to sell to the Purchaser (or procure the sale to the Purchaser of) all of the Kappa Shares and the Vendor’s Debt upon the terms and subject to the conditions set out in this Agreement.

(b)        The Partners (other than the General Partner) shall, prior to the Completion Date, contribute and transfer by notarial deed all of the Kappa Shares and by deed of assignment all of the Vendor’s Debt to the General Partner on behalf of the Limited Partnership so that the General Partner on behalf of the Limited Partnership shall prior to Completion have acquired beneficial and legal title thereto, in each case free from Encumbrances and complying in all respects with the Warranties set out in Clause 4.1.

(c)        Subject to and upon compliance by the Partners (other than the General Partner) with Clause 1.4(b) and in accordance with the succeeding provisions of this Clause 1.4, all of the obligations of the Vendor under this Agreement shall be assumed by the Limited Partnership (acting through the General Partner) and the General Partner’s and the other Partners’ obligations and liabilities pursuant to their falling within the term “the Vendor” shall cease (but without prejudice to liabilities and obligations expressed hereunder as liabilities and obligations of the Partners).

(d)        If upon Completion it shall transpire that all of the Partners (other than the General Partner) shall not have complied in full with their obligations pursuant to Clause 1.4(b), then the Purchaser shall proceed to Completion, in which case:-

(i)         any Partner (other than the General Partner) that has not complied with its obligations pursuant to Clause 1.4(b) (a “Non-Compliant Partner”) shall be deemed for all purposes of this Agreement, and in particular of Section 7.0, to fall within the term “the Vendor” for the purposes of this Agreement together with the Limited Partnership (acting through the General Partner) and shall be obliged to perform, deliver and comply with the Vendor’s obligations in respect of such Non-Compliant Partner’s Kappa Shares and Vendor’s Debt upon Completion and otherwise to co-operate with the Limited Partnership (acting through the General Partner) and any other Non-Compliant Partners in fulfilling the Vendor’s obligations upon Completion;

(ii)        upon such Non-Compliant Partner performing its obligations pursuant to Section 7.0 or the Purchaser and JSGP waiving such obligations, the Purchaser and JSGP are hereby irrevocably instructed and authorised to issue and pay all amounts, JSGP Vendor Shares and PIK due to every Non-Compliant Partner to the General Partner on behalf of the Limited Partnership and the receipt by the General Partner on behalf of the Limited Partnership thereof shall be a good discharge to the Purchaser and JSGP provided that the Purchaser and JSGP acknowledge that they have no right to, and shall not, be treated as having made a capital contribution to the

Limited Partnership or as having become, and shall not become, limited partners in the Limited Partnership by virtue of paying or issuing amounts or assets to the General Partner on behalf of the Limited Partnership under this Clause; and

(iii)       every Non-Compliant Partner shall continue to be a limited partner of the Limited Partnership and shall be deemed to have made its capital contribution to the Limited Partnership pursuant to Clause 7.2 of the partnership agreement referred to in the Shareholders Agreement and the Consideration paid and issued to the Limited Partnership shall be held by the General Partner on behalf of the Limited Partnership accordingly.

(e)        The “Vendor” for all purposes of this Agreement shall be as set out hereunder, and references in this Agreement to the “Vendor” shall have the meanings set out hereunder.  The rights and obligations of the Vendor hereunder shall be held by and shall be enforceable against the Partners (other than the General Partner), the Limited Partnership (acting through the General Partner) accordingly and:-

(i)         as at and with effect from the execution of this Agreement, the Partners (other than the General Partner) collectively shall fall within the term “the Vendor” for the purposes of this Agreement, but each shall have rights and obligations against and to the Purchaser and JSGP on a several basis in proportion to its holding of Kappa Shares as set out in Schedule 1 or, in relation only to rights and obligations in respect of the Vendor’s Debt, in proportion to its holding thereof as set out in Schedule 1;

(ii)        forthwith upon the first transfer to the General Partner on behalf of the Limited Partnership of any Kappa Shares or of any Vendor’s Debt, the Limited Partnership (acting through the General Partner) shall be deemed to fall within the term “the Vendor” for the purposes of this Agreement.  The Limited Partnership (acting through the General Partner) shall have rights and obligations as part of the Vendor in proportion to its holdings (acquired in accordance with Clause 1.4(b)) of Kappa Shares or, in relation only to rights and obligations in respect of the Vendor’s Debt, in proportion to its holdings thereof (acquired in accordance with Clause 1.4(b));

(iii)       upon the transfer, in accordance with Clause 1.4(b), of Kappa Shares and Vendor’s Debt by a Partner (other than the General Partner) to the General Partner on behalf of the Limited Partnership (including the first transfer to the General Partner on behalf of the Limited Partnership of Kappa Shares or Vendor’s Debt), that Partner’s rights and obligations pursuant to its falling within the term “the Vendor” shall be reduced accordingly and shall be assumed by the Limited Partnership (acting through the General Partner), so that upon the transfer by a Partner of the relevant Partner’s Kappa Shares and the relevant Partner’s Vendor’s Debt to the General Partner on behalf of the Limited Partnership in accordance with Clause 1.4(b), that Partner shall cease to fall within the term “the Vendor” for the purposes of this Agreement and its rights and obligations hereunder shall be limited to those expressed to apply to Partners in their capacities as limited partners or general partner of the Limited Partnership;

(iv)      any Non-Compliant Partner shall cease to fall within the term “the Vendor” immediately after the transfer to the Purchaser of its Kappa Shares and Vendor’s Debt upon Completion.  Upon such cessation, that Non-Compliant Partner shall not be liable to the Purchaser or JSGP for any breach of this Agreement, save that such cessation shall be without prejudice to the rights of the Purchaser and JSGP to seek specific performance against such Partner of any of its obligations pursuant to this Agreement (and in particular, Section 7.0 of this Agreement) that shall not have been fully performed at Completion or in the course thereof by that Partner.

1.5       Limited Partnership

(a)        The Partners (other than the General Partner) hereby confirm to the Purchaser and JSGP:

(i)         that in accordance with Clause 1.4, the Kappa Shares and the Vendor’s Debt will be held up to Completion either by the Partners (other than the General Partner) or by the General Partner on behalf of the Limited Partnership and, after Completion, the General Partner will hold the JSGP Vendor Shares and the PIK on behalf of the Limited Partnership; and

(ii)        that the General Partner has fully and exclusively been authorised and appointed by the Partners (other than the General Partner) pursuant to the terms of the limited partnership agreement establishing the Limited Partnership and is entitled under the laws of Jersey (including the Limited Partnership (Jersey) Law 1994) to act for, represent and bind the Limited Partnership.

(b)        The General Partner hereby confirms that it has entered into this Agreement and will enter into the Collateral Agreements for and on behalf of the Limited Partnership and in its own corporate capacity.

(c)        The Partners (other than the General Partner) hereby further confirm that the General Partner shall continue to be authorised and appointed for the purposes referred to in Clauses 1.5(a) and (b).

(d)        The Purchaser and JSGP shall be entitled to rely upon any act, omission, notice, consent or waiver done, omitted or given by the General Partner hereunder and shall be entitled to assume that the General Partner remains in that position and is authorised and appointed as aforesaid until the Purchaser and JSGP are notified of the identity of a new general partner by the service upon them of a copy, certified as a true copy by the Vendor’s Solicitors, of a deed or agreement amending the partnership agreement establishing the Limited Partnership by the appointment thereto of a new general partner.

(e)        The parties to this Agreement acknowledge for all purposes and at all relevant times, including, without limitation, for the purposes of the Limited Partnership (Jersey) Law 1994, as amended (the “Law”) that the Partners (other than the General Partner) are each limited partners in the Partnership and none of the

Partners (except the General Partner) is a “general partner” of the Partnership (as the terms “limited partner” and “general partner” are defined in the Law).  The parties to this Agreement also acknowledge that the Partners (other than the General Partner) in their personal capacities or in their capacities as limited partners of the Limited Partnership, do not have power to, and do not hereby, bind the General Partner on behalf of the Limited Partnership.

1.6       Governing Law and Jurisdiction

This Agreement shall in all respects (including the formation thereof and performance thereunder) be governed by and construed in accordance with the laws of England.  The parties to this Agreement agree to submit to the non-exclusive jurisdiction of the Courts of England in relation to any disputes or proceedings arising out of or in connection with this Agreement.

1.7       Exclusivity and Confidentiality Agreements

Upon the execution of this Agreement, the Partners (other than the General Partner) shall execute and deliver and shall procure the execution and delivery by or on behalf of the Company and the Purchaser shall procure the execution by JSGP, Madison Dearborn Partners LLC and MDCP IV Global Investments, LP, of an agreement, in the agreed terms, providing for the termination of the Exclusivity Agreements and for the termination upon the conditions and with the exceptions specified therein, of the Confidentiality Agreements.

SECTION 2.0 - CONDITIONS PRECEDENT

2.1       Conditions Precedent

Completion shall not occur until the conditions set forth in this Clause shall have been fulfilled to the reasonable satisfaction of the Purchaser and the Vendor:-

(a)        notification of the Transaction by the parties to the Commission pursuant to and in the form required by ECMR and any one of the events set out in sub-paragraphs (i) to (v), as well as either one of the events set out in sub-paragraphs (vi) and (vii), has occurred:-

(i)         the Commission adopts a decision pursuant to Article 6(1)(a) of ECMR declaring that the Transaction falls outside the scope of ECMR; or

(ii)        the Commission adopts a decision pursuant to Article 6(1)(b) of ECMR declaring the Transaction compatible with the common market without making it subject to any condition or obligation or a deemed declaration in respect of the Transaction has occurred under Article 10(6) thereof; or

(iii)       the Commission adopts a decision pursuant to Article 6(2) of ECMR declaring the Transaction compatible with the common market subject to the fulfilment of conditions or obligations reasonably acceptable to the parties; or

(iv)      after the initiation by the Commission of proceedings pursuant to Article 6(1)(c) of ECMR, the Commission adopts a decision pursuant to Article 8(1) of ECMR declaring that the Transaction is compatible with the common market without making it subject to any condition or obligation or a deemed declaration in respect of the Transaction has occurred under Article 10(6) thereof; or

(v)       after the initiation by the Commission of proceedings pursuant to Article 6(1)(c) of ECMR it adopts a decision pursuant to Article 8(2) of ECMR, declaring the Transaction compatible with the common market subject to the fulfilment of conditions or obligations which are reasonably acceptable to the parties or a deemed declaration in respect of the Transaction has occurred under Article 10(6) thereof; and

(vi)      the Commission has not referred or been deemed to have referred under Article 9(5) of the ECMR, any part of the Transaction or any matter relating thereto, to a competent authority of any Member State under Article 9(1) thereof; or

(vii)     a referral of the Transaction or any part thereof by the Commission to a competent authority of any Member State (pursuant to Article 9(1) of ECMR (or a deemed referral under Article 9(5) thereof) has occurred (or any competent authority of a Member State has acquired jurisdiction following a decision under Article 6(1)(a) thereof), and an unconditional clearance decision, or a clearance decision subject to the fulfilment of conditions or obligations which are reasonably acceptable to the parties, is obtained or deemed from the relevant competent authorities of any Member State in relation to all or such part of the Transaction;

(b)        the Irish Takeover Panel shall have granted a derogation from the Irish Takeover Panel Act, 1997 Takeover Rules 2001 and 2002 (as amended) and Substantial Acquisition Rules in respect of the Transaction in terms reasonably satisfactory to the Purchaser and the Vendor;

(c)        no order, injunction, judgment or decree of any court or governmental or regulatory authority of competent jurisdiction prohibiting or restraining the Transaction shall remain in force save:

(iii)       an order made pursuant to merger control legislation that is contemplated by Clause 2.1(a) and is within the parameters of Clause 2.2(a)(ii); or

(iv)      in a jurisdiction that is acknowledged by the parties as immaterial to the businesses of JSG Group and Kappa Group, unenforceable in any jurisdiction that is material thereto or otherwise unlikely to have any material adverse effect upon either of the said businesses;

(d)        the parties shall have complied in all material respects with their obligations under Section 5.0 and neither the Vendor, the Purchaser nor JSGP shall have committed a material breach of their respective obligations under Clause 5.2, Clause 5.3, Clause 6.1 and Clause 6.2;

(e)        no Material Adverse Change shall, in the reasonable opinion of the Purchaser or the Vendor (as appropriate), have occurred or come to the attention of the Vendor or the Purchaser with respect to either the JSG Group or the Kappa Group since the date of this Agreement; and

(f)         JSGP shall have adopted the Completion Amendments to Articles.

2.2       Co-Operation and Waiver

(a)        The parties shall use their reasonable endeavours to procure satisfaction of the Conditions Precedent so as to enable Completion to take place on or before the Latest Completion Date and in particular:-

(i)         shall use their reasonable endeavours to take all steps (including making notifications and filings) reasonably necessary or desirable to identify and obtain all consents, approvals or actions of any court or governmental or regulatory authority of competent jurisdiction which are reasonably necessary or desirable (including those required in order to satisfy Clause 2.1(a)) including:

A.        ensuring that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications and filings (including draft versions) made in respect of the Transaction is supplied promptly to the party dealing with such notifications and filings and that they are made accurately and promptly;

B.         promptly notifying the Purchaser or the Vendor, as the case may be, and providing copies, of any communications from any such court or governmental or regulatory authority of competent jurisdiction;

C.         where reasonably requested by either the Purchaser or the Vendor, as the case may be, providing that party (or its advisers) with:

I.          draft copies of all submissions and communications (except communications of an administrative nature) to relevant court or governmental or regulatory authorities of competent jurisdiction in relation to obtaining any relevant consent, approval or action at such time as will allow the other a reasonable opportunity to provide comments and any reasonable comments to be taken into account before they are submitted; and

I.          copies of all such submissions and communications in the form submitted or sent,

provided however that no party shall be required under sub-paragraph I or II above to provide the others with copies of any element of such communications or submissions which contains information of a commercially sensitive nature or which is legally privileged; and

D.         where reasonably requested by either the Purchaser or the Vendor, as the case may be, and where permitted by the relevant court or governmental or regulatory authority, allowing persons nominated by that party to attend all meetings with such relevant court or authority and, where appropriate, to make oral submissions at such meeting; and

(v)       shall, for the purposes of Clause 2.1(a), accept as reasonable and acceptable all conditions and obligations imposed, requested or required pursuant to the notification(s) in Clause 2.1(a), in order to ensure that the said Condition Precedent will be fulfilled, other than any conditions or obligations which would require the Enlarged Group to dispose of trading assets representing more than 5% of the Enlarged Group’s pro forma EBITDA for 2004, excluding EBITDA attributable to JSG Group’s former Munksjo subsidiaries.  In the event of disagreement as to the amounts of the said EBITDA for 2004 or of the EBITDA represented by assets to be disposed of, the matter shall be referred to the Experts for final determination in accordance with Clause 3.3.

(b)        The Purchaser and the Vendor shall together use all reasonable endeavours to ensure that the Condition Precedent set out in Clause 2.1(a) is fulfilled (but not waived) as soon as possible after the date of this Agreement.  The Purchaser shall use all reasonable endeavours to ensure that the Conditions Precedent set out in Clauses 2.1(b) and 2.1(f) is fulfilled as soon as possible after the date of this Agreement.

(c)        The Conditions Precedent set out in Clauses 2.1(b), 2.1(c) and 2.1(f) may be waived only with the consent of both the Purchaser and the Vendor.

(d)        The Vendor shall, insofar as the Conditions Precedent relate to the JSG Group, be entitled to waive the Conditions Precedent set out in Clauses 2.1(d) and (e).  The Purchaser shall be entitled to waive the Conditions Precedent set out in Clauses 2.1(d) and (e) insofar as those Conditions Precedent relate to the Kappa Group.

(e)        Any waivers under this Clause 2.2 must be made in writing.

2.3       Notification of Satisfaction of Conditions Precedent

The Purchaser shall notify the Vendor in writing as soon as the Conditions Precedent in Clauses 2.1(a), (b) and (f) have been fulfilled to its reasonable satisfaction or (in relation to the Condition Precedent in Clauses 2.1(b)) has been waived in accordance with Clause 2.2).  The Vendor shall notify the Purchaser as soon as the Condition Precedent in Clause 2.1(a) has been fulfilled to its reasonable satisfaction.

2.4       Consequences of Non-Compliance

(a)        If after the date of this Agreement, there occurs (or, in relation to a Material Adverse Change there occurs or comes to the attention of either the Purchaser or the Vendor) a breach of any of the Conditions Precedent in Clauses 2.1(c), (d) or (e), in each case with respect to the JSG Group or the Kappa Group, the party affected thereby (the “affected party” and the other parties being the “non-affected parties”) shall be afforded the opportunity to remedy the matters constituting such breach so as to procure the fulfilment of the relevant Condition Precedent up to the Latest Completion Date, in which case the relevant Condition Precedent shall (subject to no other breach thereof having occurred and not having been similarly remedied) be deemed to have been satisfied and the non-affected parties shall have no claim against the affected parties in respect of such breach.

(b)        If Completion shall not have occurred because any of the Conditions Precedent have not been satisfied or waived (if capable of waiver) on or prior to the Latest Completion Date, then any party shall at any time thereafter be entitled at its absolute discretion to terminate this Agreement by notice in writing to the other parties unless at the time of such notice of termination, all outstanding Conditions Precedent have been satisfied or waived, or Completion shall have occurred.

(c)        In the event of this Agreement being terminated pursuant to Clause 2.4(b) or Clause 6.4(f):-

(i)         the accrued rights of the parties up to the time of the termination shall not be affected by such termination;

(ii)        the Surviving Provisions shall continue to apply; and

(iii)       the Limited Partnership and the General Partner shall, as soon as shall be reasonably practicable, but in any event within 30 Business Days following such termination, change their names to names that do not include the word “Smurfit”.

but subject to those exceptions, the parties’ rights and obligations pursuant to this Agreement and in relation to its subject matter shall cease.

2.5       Due Diligence

The Vendor shall use all reasonable endeavours to procure that the Company shall afford the Re-Financing Banks, and JSGP shall similarly use all reasonable endeavours to afford the Re-Financing Banks reasonable access to the properties, books and records, senior managers and service providers of the JSG Group and the Kappa Group (subject in the case of such senior managers and service providers to the prior consent of the Chief Executive Officer of the Company or of JSGP (as the case may be), and the Vendor and JSGP shall procure that such consent, if requested, shall not be unreasonably withheld or delayed), and further shall furnish such additional financial and operating data and other information as to the businesses, assets and liabilities of Kappa Group and JSG Group as the Re-Financing Banks may from time to time reasonably request; provided that insofar as any of such access or information is reasonably required by the Re-Financing Banks for the preparation or verification of their syndication information memorandum, the Vendor and JSGP shall give and shall use their reasonable endeavours to procure that JSG Group and Kappa Group shall give their full assistance and co-operation to the Re-Financing Banks.

SECTION 3.0 - SHARE PURCHASE AND SALE

3.1       Purchase and Sale

(a)        Subject to the provisions of Section 2.0, the Vendor shall sell and the Purchaser shall purchase the Kappa Shares and the Vendor’s Debt as at Completion free from all Encumbrances with full title guarantee and together with all accrued benefits and rights, for the consideration referred to in Clause 3.2(a) payable at the time and in the manner specified in the succeeding provisions of this Section 3.0.

(b)        Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of any of the Kappa Shares or any of the Vendor’s Debt unless the sale and purchase of all of the Kappa Shares and the entire of the Vendor’s Debt is completed simultaneously.

(c)        On or prior to Completion the Vendor shall procure that all Kappa Dilution Rights (if any) shall be exercised, extinguished or waived such that upon Completion there shall be no Kappa Dilution Rights outstanding.  In the event that any Kappa Dilution Rights are exercised or that they are extinguished or waived in consideration for the issue to the holders thereof of Kappa Shares, the Vendor shall notify the Purchaser in writing of all Kappa Shares so issued and shall procure that the holder(s) of such new Kappa Shares shall adhere to this Agreement, shall be deemed to become part of the Vendor and shall transfer those new Kappa Shares to the Purchaser in accordance with the terms of this Agreement.  The Consideration shall not be increased in consequence of or in respect of such new Kappa Shares.  If any payment, benefit or other consideration is paid or payable to the holders of Kappa Dilution Rights in consideration for the extinction or waiver thereof, it shall be borne and paid by the Vendor on its own account and shall not either directly or indirectly be borne or paid by any Kappa Company.

(d)        The Vendor shall procure that no later than five Business Days prior to the Completion Date all interest accrued on the Vendor’s Debt shall be converted at par to new loan notes (or principal debt in another form), upon terms substantially the same as one of the pre-existing loan notes in which the remainder of the Vendor’s Debt is denominated, such that the entire of the Vendor’s Debt at such date shall comprise principal debt and not accrued interest.

3.2       Consideration

(a)        The Consideration shall be satisfied by:

(i)         the payment to the Vendor of the Cash Amount and the Additional Cash Amount in accordance with Clause 3.2(b) and Clause 3.4;

(ii)        the issue to the Vendor of the PIK, which upon such issue will have an aggregate nominal value equal to the PIK Amount (as it may be increased or decreased from time to time); and

(iii)       the issue to the Vendor of the JSGP Vendor Shares, all credited as fully paid and without any restriction or limitation being placed upon them save as set out in this Agreement and in the Collateral Agreements.

(b)

(i)         As soon as practicable after the Condition Precedent set out in Clause 2.1(a) shall have been fulfilled or waived, the Vendor shall notify the Purchaser in writing of its estimate of what would have been the Cash Amount if Completion had occurred on the first Business Day of the then current month, by reference to the consolidated management accounts of the Kappa Group as at and to the end of the preceding month.  The Vendor shall also furnish to the Purchaser an explanation and all relevant documents in respect of such estimate.  If the Purchaser shall not have objected to such estimate within three Business Days of receipt thereof and of the said explanation and documents, it shall be deemed to have accepted the Vendor’s estimate, which shall thereupon be final.  If the Purchaser shall object in writing to such estimate within the said period, then the Purchaser and the Vendor shall endeavour to resolve such objection(s) and to agree such estimate and, if appropriate, a revision thereof.  If agreed, such estimate or revised estimate shall thereupon be final.  If within three Business Days after the receipt by the Vendor of the Purchaser’s objection, they shall not have reached agreement as aforesaid, then both parties shall upon the next following Business Day refer the matter for resolution to the Reviewing Accountant.  Such referral shall be effected in writing and upon such referral, the Purchaser and the Vendor shall execute letters, in the agreed terms, from each of them to the London office of KPMG relating to KPMG’s engagement pursuant to the terms of this Agreement.  Such referral shall be accompanied by the Vendor’s estimate and supporting documents and the Purchaser’s objection(s).  The Vendor and the Purchaser shall also, during the course of that Business Day, make such submissions to the Reviewing Accountant as they think appropriate in regard to the matter.  The Reviewing Accountant shall be required within three Business Days after such matter is referred to him (and whether or not he shall have received any submissions from the parties) to determine the matter.  The Reviewing Accountant shall act as an expert and not as an arbitrator and his determination of the estimate shall be final and binding on the parties.  Notwithstanding anything elsewhere contained in this Clause 3.1(b)(i), the parties shall co-operate (and shall procure that the Reviewing Accountant shall co-operate so far as he can do so) to ensure that the said estimate is finalised no later than three Business Days before the Completion Date.

(ii)        Upon Completion, the Purchaser shall pay to the Civil Law Notary, the Additional Cash Amount together with (in part or, as the case may be, full satisfaction, of the Cash Amount) a sum equal to 75% of the amount estimated by agreement or determination pursuant to sub-paragraph (i).

(c)        The Vendor hereby authorises the Purchaser and JSGP to pay to the Civil Law Notary pursuant to Clause 7.2 the Additional Cash Amount together with the sum payable in part or, as the case may be, full satisfaction of the Cash Amount pursuant to Clause 3.2(b)(ii).  The notification pursuant to Clause 7.8 (a) to the Civil Law Notary that Completion has taken place shall be a good discharge to the Purchaser.  The Purchaser shall not be concerned as to the distribution by the Civil Law Notary of such monies to the Vendor.

3.3       Determination of JSG and Kappa Adjusted Net Debt, Kappa Adjusted EBITDA and Adjusted Net Debt Balance

(a)        The parties hereby agree that the Reviewing Accountant shall be Mr John Ellison of KPMG London, and the parties hereby acknowledge that, as at the date of this Agreement, that person is:-

(i)         a London affiliated partner of KPMG, with the experience to enable him properly to carry out his duties and functions in accordance with this Agreement; and

(ii)        independent of the Vendor, the Partners and their principal constituent persons, the JSG Group, the persons named in the Corporate Governance Agreement as MDCP Co-Investors and the Kappa Group.

(b)        In the event that, following the date of this Agreement and prior to Completion, the Purchaser or the General Partner (in each case acting reasonably and in good faith) determines from time to time that the Reviewing Accountant no longer satisfies the criteria set out in Clause 3.3(a), the Purchaser and the General Partner shall promptly request the Managing Partner for the time being of KPMG’s London office to nominate a replacement Reviewing Accountant which person shall fulfil the criteria set out in Clause 3.3(a) and which person shall become the “Reviewing Accountant” for the purposes of this Agreement.

(c)        Immediately following Completion, the Purchaser and the Vendor shall execute letters, in the agreed terms, from each of them to the London office of KPMG relating to KPMG’s engagement pursuant to the terms of this Agreement.

(d)        After Completion:

(i)         the Purchaser shall prepare draft Completion Accounts for the JSG Group; and

(ii)        the Vendor shall prepare draft Completion Accounts for the Kappa Group, with full assistance being provided to the Vendor in connection with that preparation by the Kappa Accounts Team;

in each case in accordance with the accounting principles, practices and standards set out and referred to in Schedule 3.  The Purchaser shall also prepare from the draft JSG Completion Accounts, draft Determinations of the JSG Adjusted Net Debt and the JSG Net Debt Amount and the Vendor shall prepare from the draft Kappa Completion Accounts, draft Determinations of the Kappa Adjusted Net Debt, the Kappa Adjusted EBITDA, the Kappa EBITDA Amount, the Kappa Net Debt Amount, the Cash Amount and the PIK Amount.  The Purchaser shall, so far as it shall reasonably be within its power to do so, procure that all employees, advisers and auditors of every Kappa Company shall co-operate with and shall render explanations and assistance (including all reasonable access to all working papers, books, records, information, files, storage systems, electronic storage, recording and accounting systems (including without limitation, Kappa Group’s Hyperion System)) to the Vendor and the Kappa Accounts Team in carrying out the Priority Tasks and the Joint Priority Tasks.

(e)

(i)         Subject to paragraph (ii), each of JSGP, the Purchaser and the Vendor shall permit the others full and unrestricted access to all working papers, books, records, information, documents, files, storage systems and electronic storage, recording and accounting systems (including without limitation, Kappa Group’s Hyperion System) and to all employees, advisers and consultants responsible for maintaining and operating all such items and matters (and to all information and explanations required of such persons) of the Kappa Group and the JSG Group, provided that JSGP and the Purchaser shall not have any access to any such working papers, information, records, files and documents (howsoever stored):-

A.        created by the Kappa Accounts Team for the purpose of the Priority Tasks until the draft Kappa Completion Accounts are delivered to the Purchaser pursuant to Clause 3.3(f); and

B.         created by the Kappa Accounts Team for the purpose of the Joint Priority Tasks until the date upon which all of the Completion Accounts are finalised;

and further provided that nothing in this Agreement will prevent the Purchaser having full access at all times after Completion to the entire of the Kappa Group’s Hyperion System.

Without prejudice to the generality of the foregoing, the Vendor will be afforded full access without interference by JGSP or the Purchaser to the financial controllers of the Kappa Company plants for the purpose of obtaining any information required for the Priority Tasks or the Joint Priority Tasks, provided that such financial controllers shall not be members of the Kappa Accounts Team and their primary responsibilities will be to their normal duties.

(ii)        Notwithstanding paragraph (i):-

A.        from the Completion Date to the delivery of the draft Kappa Completion Accounts to the Purchaser pursuant to Clause 3.3(f), the Purchaser and JSGP agree that the Kappa Accounts Team’s primary (but not exclusive) responsibility and duty as employees of the Enlarged Group shall be to effect the Priority Tasks and no Enlarged Group Company and none of the respective directors, employees, agents or advisers of each Enlarged Group Company shall be permitted to interfere with the Kappa Accounts Team so as to substantially hinder the Kappa Accounts Team in carrying out the Priority Tasks (it being acknowledged by the Vendor that it shall use all reasonable endeavours, subject to the need to conclude the Priority Tasks, to give the Kappa Accounts Team latitude to perform their important accounting duties for the Enlarged Group); and

B.         from the delivery of the draft Kappa Completion Accounts to the Purchaser pursuant to Clause 3.3(f) to the date upon which all of the Completion Accounts are finalised, the Purchaser and JSGP agree that the Kappa Accounts Team’s primary responsibility and duty as employees of the Enlarged Group shall be jointly to effect the Joint Priority Tasks and to carry out their functions as employees of the Enlarged Group and neither the Vendor nor any Enlarged Group Company nor any of the respective directors, employees, agents or advisers of each Enlarged Group Company and of the Vendor shall be permitted to interfere with the Kappa Accounts Team so as to prevent the Kappa Accounts Team from carrying out the Joint Priority Tasks.

(iii)       The Vendor confirms to JSGP and the Purchaser that neither the Vendor nor any Kappa Company has given, offered or agreed (and undertakes to JSGP and the Purchaser that they will not hereafter give, offer or agree) to or with any member of the Kappa Accounts Team, any incentive, payment, benefit or reward conditional or contingent upon the contents, amounts or outcome of the Kappa Completion Accounts or any of the Determinations (provided that for the avoidance of doubt this paragraph shall not apply to payments, incentives, benefits or rewards to which the Kappa Accounts Team are or may become entitled either as part of the Consideration or as bonuses or similar entitlements forming part of their prevailing remuneration packages and payable in connection with the overall trading performance of the Kappa Group or of a Kappa Company).

(iv)      From the Completion Date to the date upon which the Completion Accounts and the Determinations shall have been finalised in accordance with this Agreement, each of JSGP and the Purchaser agrees (and each of JSGP and the Purchaser agrees to procure that each Enlarged Group Company shall ensure) that none of the Critical Personnel shall be made redundant or (save for gross misconduct justifying summary dismissal and provided that failure or refusal to disclose to any Enlarged Group Company information concerning the preparation of the draft Completion Accounts and draft Determinations prior to their delivery to the Purchaser shall not constitute misconduct) otherwise dismissed as employees of the Enlarged Group or take any other steps or actions that would be likely to result in any of the Critical Personnel ceasing to be employees of the Enlarged Group.

(f)         The Purchaser and the Vendor shall use all reasonable endeavours (where required in the case of the Vendor, with the assistance of the Purchaser) to procure the conclusion of the matters provided for in Clause 3.3(d), and the delivery of the draft Completion Accounts and their draft Determinations by each of them to the other of them within 25 Business Days after Completion.

(g)        Upon the delivery pursuant to Clause 3.3(f) of the draft Completion Accounts and the draft Determinations, the Purchaser shall prepare and shall deliver to the

Vendor, a draft Determination of the Adjusted Net Debt Balance and of the party in whose favour it lies and draft Determinations of the Cash Amount and of the PIK Amount.

(h)        On or prior to the tenth Business Day immediately following the later of:

(i)         the later of the date upon which the draft Kappa Completion Accounts and the relevant draft Determinations referred to in Clause 3.3(f) shall have been delivered to the Purchaser and the date upon which the draft JSG Completion Accounts and relevant draft Determinations referred to in Clauses 3.3(f) and (g) shall have been delivered to the Vendor; and

(ii)        the expiry of the period of 25 Business Days referred to in Clause 3.3(f);

each of the Purchaser and the Vendor shall notify the other of them in writing (each such notification being an “Objection Notice”) if it does not accept that the draft Completion Accounts and/or draft Determinations have been prepared by the other of them in accordance with the relevant provisions of this Agreement, which notice shall set out in detail such party’s reasons for such non-acceptance and specify the adjustments which, in such party’s opinion, should be made to the draft Completion Accounts and/or draft Determinations prepared by the other party in order to comply with the requirements of this Agreement.  Except for matters specifically set out in such notices, each of the Purchaser and the Vendor shall be deemed to have accepted the draft Completion Accounts and the draft Determinations, in each case prepared by the other party in full.

(i)         If either or both of the Vendor and the Purchaser serves an Objection Notice in accordance with Clause 3.3(h), then the Vendor and the Purchaser shall use all reasonable endeavours:-

(i)         to discuss the objections made in the Objection Notice(s); and

(ii)        to reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts and the draft Determinations within a period of

5 Business Days after receipt by them or either of them of the Objection Notice(s) (or such longer period as the Purchaser and the Vendor may otherwise agree in writing).

(j)         If each of the Vendor and the Purchaser notifies the other of them in writing that it is satisfied with the draft Completion Accounts and the draft Determinations (either as originally submitted or after adjustments agreed between the Purchaser and the Vendor pursuant to Clause 3.3(i)), or if both the Purchaser and the Vendor fail to give valid Objection Notices within the 10 Business Day period referred to in Clause 3.3(h), then the draft Completion Accounts (as so adjusted, if applicable) shall constitute the Completion Accounts for the purposes of this Agreement and the draft Determinations (as so adjusted, if applicable) shall be the Determinations and shall be final and binding on the parties as to the amounts thereof.

(k)        If the Purchaser and the Vendor do not reach agreement upon all outstanding matters within 5 Business Days (or such longer period as may be agreed in accordance with Clause 3.3(i)(ii)) of the receipt by them or either of them of an Objection Notice, then the matters in dispute (save for those matters which were in dispute and which have been agreed by the Vendor and the Purchaser, which agreed matters shall form part of the Completion Accounts and the Determinations) will be referred (on the instructions of both the Purchaser and the Vendor, who both undertake to give such instructions, if and when appropriate) for determination by the Reviewing Accountant.  The Purchaser and the Vendor shall use all reasonable endeavours to provide the Reviewing Accountant with all of the information, documents and explanations as are required by him and the Purchaser shall provide him with the same access to the records, employees and service providers of the Enlarged Group as an auditor would have.  The following general terms of reference and procedure shall apply to the Reviewing Accountant’s review of the draft Completion Accounts and the draft Determinations:

(i)         the Purchaser and the Vendor shall each prepare a written statement on the matters in dispute which (together with the relevant supporting documents)

shall be submitted to the Reviewing Accountant for determination.  The matters in dispute shall be limited to the matters specified in the Objection Notice(s) and matters arising therefrom or directly relevant thereto (save for those matters which were in dispute and which have been agreed by the Vendor and the Purchaser);

(ii)        the Purchaser and the Vendor shall submit their respective written statements to the Reviewing Accountant within 5 Business Days of appointing the Reviewing Accountant and each shall deliver to the other a copy of its submission (with all relevant supporting documents submitted);

(iii)       the Reviewing Accountant shall not consider any further information submitted by the Purchaser or the Vendor that fails to be submitted within 5 Business Days of the appointment of the Reviewing Accountant.  Any new information submitted by either party to the Reviewing Accountant shall also be submitted, without request, to the other party;

(iv)      the Reviewing Accountant shall use all reasonable endeavours to give his draft determinations to the Purchaser and the Vendor within a period of 15 Business Days after the receipt by the Reviewing Accountant of the statements and submissions pursuant to paragraph (ii) (or such longer period as the Purchaser and the Vendor may otherwise reasonably agree in writing);

(v)       in giving his draft determinations, the Reviewing Accountant shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Completion Accounts and/or the draft Determinations in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Completion Accounts and the Determinations;

(vi)      the Reviewing Accountant shall determine (using his own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Completion Accounts and/or the Determinations;

(vii)     upon reviewing, adjusting and amending the draft Completion Accounts and the draft Determinations, the Reviewing Accountant shall furnish and notify them to the Purchaser and the Vendor and promptly make available to them a detailed written explanation of how the Reviewing Accountant reached his draft determinations together with all relevant supporting documentation;

(viii)    the Purchaser and the Vendor shall each be entitled within 5 Business Days after being furnished by the Reviewing Accountant with draft Completion Accounts and draft Determinations to serve a notice upon the Reviewing Accountant, with a copy to the other of them setting out any matters arising from the draft Completion Accounts and draft Determinations and/or of the calculation method or procedures, or the interpretation or application thereto of this Agreement (and in particular the application of Schedule 3 thereto) with which such party disagrees and shall be further entitled during the first 3 Business Days of such 5 Business Day period to provide further information and submissions to the Reviewing Accountant; provided, that, after the expiry of such 3 Business Day period, the Reviewing Accountant shall not be permitted to receive any further information or submissions from the Purchasers and the Vendor.  Any new information submitted by either party to the Reviewing Accountant shall also be submitted, without request, to the other party;

(ix)       if no notice of dispute shall be served pursuant to sub-paragraph (viii) within the period specified therein, the Reviewing Accountant’s draft Completion Accounts and draft Determinations shall be the Completion Accounts and the Determinations for the purposes of this Agreement.  If notice(s) of dispute are served within such period, the Purchaser, the Vendor and the Reviewing Accountant shall consult thereon and shall seek to reach agreement as to all matters disputed.  If after 5 Business Days, the parties and the Reviewing Accountant have not resolved all outstanding disputes, then all matters remaining in dispute shall nevertheless be finally and promptly determined by the Reviewing Accountant; and

(x)        the reasonable costs and expenses of the Reviewing Accountant shall be borne equally by the Purchaser and the Vendor.

(l)         The Reviewing Accountant’s final determination of the Completion Accounts and of the Determinations shall, save in the case of manifest error, be final and binding on the parties.

(m)       The Vendor and the Purchaser shall use all reasonable endeavours to procure the agreement and finalisation of the Completion Accounts and of all Determinations within 45 Business Days after Completion.

(n)        Notwithstanding any other provisions of this Clause 3.3, if, following the finalisation of the Completion Accounts and the Determination therefrom of the Kappa Adjusted EBITDA, the difference between the Kappa Adjusted EBITDA and the Kappa Base Adjusted EBITDA is equal to or less than 1% of the Kappa Adjusted EBITDA, then the Kappa Adjusted EBITDA shall be deemed for the purposes of this Clause 3.3 to be equal to the Kappa Base Adjusted EBITDA.

3.4       Cash Amount and PIK Amount

(a)        Upon the second Business Day following the determination pursuant to Clause 3.3 of the Kappa EBITDA Amount, the Purchaser shall:

(i)         transfer to the Vendor Account in immediately available funds the balance (if any) of the Cash Amount remaining unpaid after the estimated amount paid on Completion pursuant to Clause 3.2(b) (which balance is herein called the “Balancing Payment”); and

(ii)        procure the creation by JSGP of (and JSGP shall create) the PIK in favour of the Vendor with an initial amount equal to the PIK Amount, credited as fully paid and shall deliver the PIK, duly executed by JSGP, to the Vendor.

The PIK shall be deemed, for the purpose of calculating the coupon accruing thereon, to have been issued upon Completion.

(b)        If the Cash Amount shall be less than the estimated amount paid on Completion pursuant to Clause 3.2(c), such overpayment shall not be repayable in cash by the Vendor, but the amount of the PIK issuable pursuant to Clause 3.4(a)(ii) shall be reduced by an amount equal to such overpayment and the Cash Amount shall be deemed to be such estimated amount paid on Completion for all purposes of this Agreement (including in relation to the determination of the PIK Amount).

3.5       Post Completion Net Debt Balance Adjustment

(a)        If the Adjusted Net Debt Balance shall be determined to be in favour of the Vendor, then the Consideration shall be deemed increased by the amount thereof, the PIK shall be increased by an amount equal to the Adjusted Net Debt Balance and there shall be deemed to have accrued coupon in respect of the amount of the increase with effect from Completion.

(b)        If the Adjusted Net Debt Balance shall be determined to be in favour of the Purchaser, then the Consideration shall be deemed reduced by the amount thereof and the PIK shall be decreased by an amount equal to the Adjusted Net Debt Balance and there shall be deemed never to have accrued any coupon in respect of the amount decreased.

3.6       Redundant Assets and Munksjo Environmental Liabilities

(a)        JSGP shall use all reasonable endeavours to realise the Redundant Assets (or such of them as shall not have been realised prior to Completion) as soon as shall be practicable after Completion, subject to market circumstances, good commercial practice and the applicable provisions of the Shareholders Agreement.

(b)        The Purchaser shall increase the PIK, subject to paragraphs (d) and (f), on every occasion after Completion upon which there shall occur any of the following events, by the amounts set out hereunder.  All increased amounts shall rank pari passu from the date of increase with the existing PIK amount:-

(i)         upon the receipt by an Enlarged Group Company of the proceeds in cash of the disposal of any Kappa Redundant Asset from time to time – increase the PIK by an amount equal to the said cash proceeds so received less taxation, costs and expenses payable in respect thereof; and

(ii)        upon the payment by a JSG Company of any amount in discharge or settlement of Munksjo Environmental Liabilities from time to time – increase the PIK by an amount equal to the amount so paid multiplied by the Relevant Proportion.

(c)        The Purchaser shall, subject to paragraphs (d) and (f), decrease the PIK on every occasion after Completion upon which an Enlarged Group Company shall receive the proceeds in cash of the disposal of any JSG Redundant Asset from time to time.  The Purchaser shall decrease the PIK by an amount equal to the said cash proceeds so received less taxation, costs and expenses payable in respect thereof multiplied by the Relevant Proportion.

(d)        In determining the time and the amount of every increase and decrease of the PIK under this Clause 3.6, JSGP shall:-

(i)         comply with all applicable laws;

(ii)        (in the case of deferred or contingent or non-cash consideration for which there is no liquid market (as determined by reference to paragraph 19 of the ICAEW Guidelines, Tech 7/03 for Redundant Assets) postpone any increase or decrease of the PIK to the actual receipt of cash in respect thereof or to the disposal for cash of such non-cash illiquid consideration; and

(iii)       make such provisions as it shall reasonably consider to be prudent in respect of any contingent or other liabilities remaining in respect of the

Redundant Assets in question or the realisation thereof (and, subject to Clause 3.6(d)(ii), the release of any such provision, when considered reasonably prudent, shall result in the corresponding increase or decrease of the PIK upon the terms and subject to the exceptions aforesaid) provided that if JSGP is of the opinion that any such provision should be made in respect of the Kappa Redundant Assets, it shall consult with the Vendor and shall take into account its reasonable representations in making any such final determination.

(e)        The Consideration shall be deemed from time to time:-

(i)         to have been increased by:-

A.        the amounts of all increases of the PIK under this Clause 3.6 and under Section 4.0; and

B.         the amounts of all increases of the PIK that would otherwise have been made under this Clause 3.6 or Section 4.0 but for there then existing a Preference attaching to the issued A Ordinary Shares which is cancelled; and

(ii)        to have been decreased by:-

C.         the amounts of all decreases of the PIK under this Clause 3.6 and under Section 4.0; and

D.         the amounts of all decreases of the PIK that would otherwise have been made under this Clause 3.6 or Section 4.0 but for the amount of the PIK being insufficient to effect such decrease.

(f)         All rights and obligations of the Vendor and the Purchaser (and their successors) to increase and to decrease the PIK pursuant to this Clause 3.6 shall terminate upon the occurrence of an Exit Event, but without prejudice to any such rights and obligations that shall have arisen prior to such occurrence and, for the avoidance of doubt, without prejudice to the liability of JSGP in respect of the PIK then outstanding hereunder and remaining undischarged.  Immediately prior to the occurrence of an Exit Event either (X) the entire nominal value of the PIK, together with all interest accumulated and accrued under the PIK; or (Y) the entire nominal value of the prevailing Preferences, together with all interest accumulated and accrued thereon, as the case may be, shall:

(i)         in the case of a Sale of JSGP, as relevant,  be paid to the Vendor or to the holders of the A Ordinary Shares having Preferences, in each case in cash; and

(ii)        in the case of a Listing, as relevant:

A.        (in respect of the PIK) be converted to JSGP Ordinary Shares in accordance with the terms of the PIK; and

B.         (in respect of the Preferences) be eliminated upon the holders of the A Ordinary Shares having a Preference being invited to subscribe at par for such number of new JSGP Ordinary Shares as shall be equal to the amounts of their Preferences divided by the final price per JSGP Ordinary Share at which JSGP Ordinary Shares be offered in such Listing.  The provisions of Clause 3.9 shall apply mutatis mutandis to any such invitation to subscribe.

(g)        All increases and decreases in the PIK (other than pursuant to Clause 3.5) and all Preferences created, reduced and eliminated shall have effect as to the accrual of coupon thereon and as to all increases and decreases therein as at the time the event occurred pursuant to which such increase, decrease, creation, reduction or elimination is provided for hereunder.

3.7       Preference

(a)        On the first occasion (if any) after Completion upon which a Preference shall be required to be attached to the A Ordinary Shares pursuant to any of the provisions of this Agreement, the Vendor and, as the case may be, its successor(s) in title to the JSGP Vendor Shares and the JSGP Converted Shares shall be required to procure insofar as they are able to do so as shareholders of JSGP that the Preference Amendments to Articles shall be adopted by JSGP.

(b)        If there shall be an insufficient amount of PIK outstanding to effect a proposed decrease of the PIK pursuant to Clause 3.4, 3.5(b) or 3.6, then an amount equal to the Reciprocal Relevant Proportion of the amount of the PIK that would otherwise have been decreased shall be attached to the issued A Ordinary Shares as a Preference, on the basis that each such issued A Ordinary Share shall have attached to it an equal part of such Preference.  The Vendor, as the owner as at Completion of all of the issued B Ordinary Shares hereby consents for itself and its successors in title to such shares to the attachment and implementation of the said Preference.

(c)        On every occasion after Completion upon which any JSGP Ordinary Shares shall be issued pursuant to a conversion of D Convertible Shares to JSGP Ordinary Shares or upon the exercise of any other rights (whether conditional or unconditional) existing and unexercised at Completion whereby any person holding JSGP Ordinary Shares immediately prior to Completion is entitled to subscribe for JSGP Ordinary Shares, the PIK shall be decreased by an amount equal to the Relevant Proportion of such aggregate subscription or conversion prices (or if and to the extent that the then-prevailing amount of the PIK shall be insufficient, there shall be attached to the A Ordinary Shares in issue immediately after such issue or conversion, a Preference of an amount equal to such aggregate subscription or conversion prices) (and if a Preference shall be attached as aforesaid, each issued A Ordinary Share shall have attached to it an equal part of such Preference).

(d)        If the PIK shall be liable to be increased pursuant to any provision of Clause 3.6 at a time when there is in existence a Preference created pursuant to Clause 3.7(b), then, in lieu of increasing the PIK, JSGP shall cancel such Preference.  Such cancellation shall be of an amount equal to the Reciprocal Relevant Proportion of the increase in the amount of the PIK that would otherwise have been made and shall be applied equally to all A Ordinary Shares having such Preference.

3.8       Interest

All sums payable under this Agreement that are not paid upon the due date thereof shall bear interest in favour of the party/ies entitled thereto at the Rate from the due date until payment thereof (and after any judgment as well as before).  The Rate shall be determined as at the due date of the relevant amount, and monthly thereafter.  Interest shall accrue on a daily basis and shall be compounded monthly on every occasion upon which the Rate is determined.

3.9       Subscription Right

On every occasion after Completion upon which any JSGP Ordinary Shares shall be issued pursuant to an exercise of Warrants, or upon the exercise of any other rights (whether conditional or unconditional) existing and unexercised at Completion or created and unexercised at Completion (save for rights in favour of the Vendor, rights attached to the JSGP Convertible Shares and rights attached to the I Convertible Shares) whereby any person, other than the Vendor, is entitled to subscribe for JSGP Ordinary Shares, and on every occasion after Completion upon which any D Convertible Shares shall be converted to JSGP Ordinary Shares :-

(a)        JSGP shall notify the Vendor in writing of such issue or conversion and of the number of new JSGP Ordinary Shares resulting therefrom (“Dilutive Shares”);

(b)        the Vendor shall be entitled within 30 days after the receipt by it of notice pursuant to Clause 3.9(a), to subscribe for such number of new JSGP Ordinary Shares (which new JSGP Ordinary shares shall be designated as B Ordinary Shares) as shall be equal to the number of Dilutive Shares multiplied by the Relevant Proportion.  The price payable by the Vendor upon such subscription shall be the aggregate nominal value of the JSGP Ordinary Shares for which the Vendor is subscribing; and

(c)        in subscribing for new JSGP Ordinary Shares pursuant to this Clause 3.9, the Vendor shall notify the Company in writing at the end of the 30-day period referred to in Clause 3.9(a) of the number of new JSGP Ordinary Shares subscribed for and of shall either enclose therewith payment of the aggregate price payable for all such shares or shall direct JSGP to decrease the PIK by such aggregate price;

it is acknowledged by the parties, for the avoidance of doubt, that their intention in this Clause 3.9, is to afford the Vendor an opportunity to avoid dilution upon the issue or creation of new JSGP Ordinary Shares in the circumstances described above.   Accordingly, in a case where the holders of Warrants (or other relevant rights) are themselves entitled to anti-dilution rights, JSGP and the Vendor shall endeavour to calculate and to agree or arrange such issues in such manner as shall avoid the creation of a potentially infinite series of issues, and so that the Vendor shall be enabled to maintain its proportionate holding of JSGP Ordinary Shares at the same proportion after such issues as it maintained before such issues.

3.10     I Convertible Share Adjustment

On every occasion after Completion upon which any I Convertible Shares shall be converted to JSGP Ordinary Shares:

(a)        there shall also be converted to Deferred Shares a number of B Ordinary Shares held by the Vendor equal to the number of JSGP Ordinary Shares created by and upon such conversion of I Convertible Shares.  If at the time of such conversion of I Convertible Shares, the Vendor shall no longer hold B Ordinary Shares, then the B Ordinary Shares to be converted to Deferred Shares hereunder shall be drawn from all issued B Ordinary Shares other than those that were created upon prior conversions of I Convertible Shares and every holder of B Ordinary Shares shall have converted to Deferred Shares an equal proportion of his total holding thereof; and

(b)        if there is a Preference attached to the A Ordinary Shares, the Preference shall be reduced by an amount equal to the Reciprocal Relevant Proportion of the conversion prices paid upon such conversion.  If there shall be no Preference or the then-prevailing Preference shall be insufficient, the PIK shall be increased by an amount equal to such conversion prices.

SECTION 4.0 - WARRANTIES

4.1       Vendor’s Warranties

The Vendor hereby warrants as at (i) the date hereof; and (ii) up to Completion to the Purchaser and its permitted assigns pursuant to Clause 8.2 as follows:-

(a)        the Limited Partnership is a limited partnership duly formed, validly existing and registered under the Limited Partnership (Jersey) Law 1994;

(b)        the General Partner is a private company limited by shares duly incorporated, registered and validly existing under the Companies (Jersey) Law 1991 as amended;

(c)        the General Partner and each other Partner:-

(i)         has full power and authority to enter into this Agreement on its own behalf and to perform fully its obligations hereunder; and

(ii)        has done all acts and things required to render this Agreement legally binding and enforceable against it in accordance with its terms (in the case of the General Partner, both in its personal capacity and in its capacity as general partner of the Limited Partnership).

(d)        the General Partner (on behalf of the Limited Partnership) is properly authorised to enter into and to perform this Agreement and the Collateral Agreements to which it is a party on behalf of the Limited Partnership;

(e)        neither the execution of this Agreement nor of the Collateral Agreements nor their performance and implementation in accordance with their terms will result in:-

(i)         any breach of the limited partnership agreement establishing the Limited Partnership;

(ii)        any breach of any of the constitutional documents of any Partner;

(iii)       any breach or default of or under any contractual or security provision by which the General Partner (in its own capacity and in its capacity as general partner of the Limited Partnership) or any other Partner is bound, which breach or default is reasonably likely to affect the Vendor’s title to the Kappa Shares or to the Vendor’s Debt or the ability of the Purchaser to acquire title thereto upon Completion;

(iv)      any breach of any order, law, regulation or judgment of any Court, State or governmental regulator or other body by which the General Partner (in its own capacity and in its capacity as general partner of the Limited Partnership) or any other Partner is bound or to which they are subject; or

(v)       any requirement for the General Partner (in its own capacity and in its capacity as general partner of the Limited Partnership) or any other Partner to obtain the consent or approval of any governmental, regulatory or other body which has not already been obtained (save only the matters set out in the Conditions Precedent);

(f)         no order has been made, notice served or resolution passed, nor is any petition or resolution pending whereby the General Partner (in its own capacity and in its capacity as general partner of the Limited Partnership) or any other Partner is or is liable to be wound up or placed in receivership, administrative receivership or examinership or any analogous state;

(g)        the information concerning the Company set out in Part 1 of Schedule 2 and the chart detailing the structure of the Kappa Group set out in Part 2 of Schedule 2:-

(i)         is, so far as it relates to the Company and the Material Kappa Companies, true and correct in every particular at the date hereof and will remain so up to and including Completion, save for any changes fully and accurately set out in the statement referred to in Clause 7.3(d); and

(ii)        is, so far as it relates to all other Kappa Companies, true and correct in every material particular, and will remain so as aforesaid in every material particular; and

(h)

(i)         the Kappa Shares constitute the entire issued share capital of the Company, have been validly issued and fully paid up and free and clear of Encumbrances and shall remain free and clear of Encumbrances at Completion.  The Vendor’s Debt is properly due and owing to the Vendor and free and clear of Encumbrances and shall remain free and clear of Encumbrances at Completion.  No person other than the Partners or the Vendor has made any claim to be entitled to any of the Kappa Shares or of the Vendor’s Debt and no person has claimed to be entitled to any Encumbrance over the Kappa Shares or any of them or any of the Vendor’s Debt; and

(ii)        the Vendor is the sole legal and beneficial owner (juridische en economische eigenaar) of the Kappa Shares and of the Vendor’s Debt and is authorised to sell and transfer full title to the Kappa Shares and the Vendor’s Debt to the Purchaser without any restriction (and in particular, the depositary receipts issued for Kappa Shares to Stichting Certificaathouders Kappa and Stichting Senior Management Kappa will have been cancelled prior to Completion).

4.2       Purchaser’s and JSGP’s Warranties

Each of the Purchaser and JSGP hereby warrants to the Vendor as at (i) the date hereof and (ii) up to Completion as follows:-

(a)        each is a company duly incorporated and organised and validly existing under the laws of Ireland, and has complied with all legal requirements in Ireland whereby it has become bound by this Agreement;

(b)        each has full power and authority to enter into this Agreement and to perform fully its obligations hereunder, and has done all acts and things required to render this Agreement legally binding and enforceable against it in accordance with its terms;

(c)        neither the execution of this Agreement nor the Collateral Agreements nor their performance and implementation in accordance with their terms will result in:-

(i)         any breach of any of the constitutional documents of the Purchaser or JSGP;

(ii)        any breach or default of or under any contractual or security provision by which the Purchaser or JSGP is bound which breach or default is reasonably likely to affect the Vendor’s ability to subscribe for and thereupon to acquire title to the JSGP Vendor Shares;

(iii)       any breach of any order, law, regulation or judgment of any Court, State or governmental regulator or other body by which the Purchaser or JSGP is bound or to which they are subject;

(iv)      any requirement for the Purchaser or JSGP to obtain the consent or approval of any governmental, regulatory or other body which has not already been obtained (save only the matters set out in the Conditions Precedent); and

(d)        no order has been made, notice served or resolution passed, nor is any petition or resolution pending whereby the Purchaser or JSGP is or is liable to be wound up or placed in receivership, administrative receivership or examinership or any analogous state;

(e)        the information concerning the Purchaser set out in Part 3 of Schedule 2 and the chart detailing the structure of the JSG Group set out in Part 4 of Schedule 2:-

(f)

(i)         is, so far as it relates to JSGP, the Purchaser and the Material JSG Companies, true and correct in every particular at the date hereof and will remain so up to and including Completion, save for any changes fully and accurately set out in the statement referred to in Clause 7.5(c); and

(ii)        is, so far as it relates to all other JSG Companies, true and correct in every material particular, and will remain so as aforesaid in every material particular.

4.3       Effect of Completion

The Warranties shall not in any respect be extinguished or affected by Completion.

4.4       Limits on Claims

(a)        The provisions of this Clause 4.4 and of Clause 4.5 shall not prejudice a party’s rights to bring a claim under this Agreement in circumstances where that party is seeking an injunction, specific performance or any other equitable relief, or any combination of those remedies and the remedies provided herein, provided that this Clause 4.4(a) shall not give any party the right to seek monetary damages from another party to this Agreement where not contemplated by this Section 4.0.

(b)

(i)         The aggregate liability of the Purchaser and JSGP for all Purchaser Claims made against them after Completion by the Vendor under this Agreement shall not exceed €500 million.

(ii)        The aggregate liability of the Vendor for all Vendor Claims made against it after Completion by the Purchaser and JSGP under this Agreement shall not exceed €500 million.

(c)        If, in respect of any Vendor Claim or Purchaser Claim, proceedings in respect thereof shall not be issued and served by the Purchaser and/or JSGP (as the case may be) or the Vendor, as appropriate, within six months after the written notification of such Vendor Claim by the Purchaser to the Vendor or Purchaser Claim by the Vendor to the Purchaser, such Vendor Claim or Purchaser Claim, as appropriate, shall lapse.

4.5       Satisfaction of Claims

(a)        The Vendor may elect to discharge any monetary amount due by it to the Purchaser or JSGP in respect of any Vendor Claim in cash, and if it shall elect not to do so, then such Vendor Claim shall be discharged:

(i)         firstly by reducing the amount of the PIK (valued at its nominal value) then held by the Vendor by the amount due in respect of the Vendor Claim; and

(ii)        secondly, to the extent that the amount of the PIK is insufficient to pay the amount due, by:

A.        (subject to applicable law) transferring to the Purchaser or JSGP or surrendering for cancellation, such number of JSGP Vendor Shares and/or JSGP Converted Shares as shall be sufficient at their Fair Market Value (after taking into account any decrease in their value resulting from the relevant Vendor Claim and after taking into account any increase in their value resulting from their cancellation, their being held by the Purchaser or JSGP pending their cancellation or their conversion into Deferred Shares, as the case may be) to satisfy the amount or balance due of such Vendor Claim; or

B.         (if the Purchaser or JSGP shall conclude, in their discretion, that such transfer or surrender may not be lawful), converting the number of JSGP Vendor Shares and/or JSGP Converted Shares aforesaid to Deferred Shares, and if the Purchaser, JSGP and the Vendor cannot agree the Fair Market Value, for any purpose for which it is required under this Agreement, any of them may refer the matter for determination by the Experts, whose decision thereon shall, save in case of manifest error, be final and binding on the Purchaser, JSGP and the Vendor.  The Experts’ determination shall include a determination of liability as between the Purchaser, JSGP and the Vendor for their costs.  The Experts shall act as experts and not as arbitrators.

(b)        The Vendor shall be required, subject to Clause 4.5(c) to maintain unencumbered in its legal and beneficial ownership the PIK, all of the JSGP Vendor Shares and (if any) all of the JSGP Converted Shares throughout the Restricted Period, provided that, without prejudice to the restrictions on transfer contained in the Shareholders’ Agreement, this Clause 4.5(b) shall not restrict the Partners’ ability to transfer their interests in the Limited Partnership to any person pursuant to the limited partnership agreement establishing the Limited Partnership, subject to any such transfer not compromising or reducing the Limited Partnership’s liability as Vendor.

(c)

(i)         If a Sale of JSGP shall occur, the Vendor shall be free to sell all of its JSGP Ordinary Shares pursuant thereto.

(ii)        If a Listing shall occur prior to the expiry of the Restricted Period, the Vendor shall (subject to Clause 4.5(d)) be free to sell its JSGP Vendor Shares and its JSGP Converted Shares, but shall maintain the resulting Restricted Fund in its possession and shall neither distribute nor by any other means disburse such Restricted Fund until the end of the Restricted Period.

(d)

(i)         If there shall be any Vendor Claims subsisting that shall not have been finally determined and discharged as at the date which shall be sixty Business Days prior to the end of the Restricted Period, then the Vendor and the Purchaser and/or JSGP (as the case may be) shall seek to agree the Fair Claim Amount in respect of all such Vendor Claims subsisting as at that date.  Similarly, in respect of every Vendor Claim that shall be made thereafter, the Vendor and the Purchaser and/or JSGP (as the case may be) shall seek to agree the Fair Claim Amount in respect thereof.  In respect of every such Vendor Claim as aforesaid for which the Vendor and the Purchaser and/or JSGP shall fail to so agree within 10 Business Days of such date 60 Business Days prior to the end of the Restricted Period or the date on which such subsequent Vendor Claim is made (as the case may be), they shall refer the matter for determination in accordance with Schedule 6.  The aggregate of all Fair Claim Amounts determined pursuant to this Clause shall comprise the “Outstanding Fair Claim Amount”.  Upon the final determination and, if relevant, discharge of each relevant Vendor Claim, the Outstanding Fair Claim Amount shall be reduced by an amount equal to the relevant Fair Claim Amount.

(ii)        With effect from the end of the Restricted Period to the date upon which all of the Fair Claim Amounts relating to those Vendor Claims outstanding at the end of the Restricted Period are determined, the Vendor shall maintain unencumbered in its legal and beneficial ownership from time to time all of the Restricted Fund, all of the PIK and all of the JSGP Vendor Shares and (if any) JSGP Converted Shares.  During the period from the determination of all of the Fair Claim Amounts relating to those said Vendor Claims to the Outstanding Fair Claim Amount being reduced to zero in accordance with Clause 4.5(d)(i), the Vendor shall maintain unencumbered in its legal and beneficial ownership from time to time:-

A.        to the extent that the Restricted Fund is equal to or greater than the Outstanding Fair Claim Amount, from time to time, an amount of cash equal to the Outstanding Fair Claim Amount;

B.         to the extent that the Outstanding Fair Claim Amount, from time to time, is greater than the amount of the Restricted Fund but equal to or less than the aggregate of the Restricted Fund and the PIK, all of the

Restricted Fund and an amount of the PIK equal to the difference between (i) the Restricted Fund; and (ii) the Outstanding Fair Claim Amount;

C.         to the extent that the Outstanding Fair Claim Amount, from time to time, is greater than the aggregate of the Restricted Fund and the PIK but equal to or less than the aggregate of the Restricted Fund, the PIK and the Fair Market Value of all of the JSGP Vendor Shares and (if any) JSGP Converted Shares (to be valued as at the end of the Restricted Period), all of the Restricted Fund, all of the PIK and such number of JSGP Vendor Shares and (if any) JSGP Converted Shares (to be valued at the Fair Market Value of those shares as at the end of the Restricted Period) as shall have a Fair Market Value equal to the difference between (i) the aggregate of the Restricted Fund and the PIK; and (ii) the Outstanding Fair Claim Amount; and

D.         to the extent that the Outstanding Fair Claim Amount, from time to time, is greater than the aggregate of the Restricted Fund, the PIK and the Fair Market Value of all of the JSGP Vendor Shares and (if any) JSGP Converted Shares (to be valued as at the end of the Restricted Period), all of the Restricted Fund, all of the PIK and all of the JSGP Vendor Shares and (if any) JSGP Converted Shares.

(iii)       Upon any sale or repayment of the PIK and/or JSGP Ordinary Shares comprised in the Outstanding Fair Claim Amount, the proceeds thereof (after taxation and costs directly attributable thereto) shall form part of the Restricted Fund from time to time.

(e)        In the event that (having complied with the foregoing provisions of this Clause 4.5) the Vendor does not own any PIK or JSGP Vendor Shares or JSGP Converted Shares or any interest therein and there is no Restricted Fund at the time it incurs the obligation to pay any monetary amount, from time to time, to JSGP or the Purchaser pursuant to the terms of this Agreement (which obligation would otherwise be satisfied in accordance with the foregoing provisions of this

Clause 4.5)), the parties agree that the Vendor’s liability shall be unconditionally and irrevocably waived and the Vendor shall cease to have any further obligation to make that payment.

(f)         If the Purchaser or JSGP is obliged after Completion to pay any amount from time to time due by either of them to the Vendor in respect of any Purchaser Claim, it may elect in its absolute discretion to satisfy its obligation wholly or partly in cash and if and to the extent that it shall not so elect, shall satisfy its obligation by increasing the amount of the PIK by an amount equal to that part of the Purchaser Claim not satisfied in cash.  The amount required to satisfy a Purchaser Claim (having regard to the acquisition by the Vendor of the JSGP Vendor Shares) shall be grossed up by being increased by the Relevant Proportion of the principal amount of such Purchaser Claim.

4.6       Rights of Rescission

Without prejudice to and in addition to the rights and remedies of the parties under Section 2.0, if at any time up to Completion it shall be found that any of the Warranties are untrue or incorrect in any material particular, the party in receipt thereof shall be entitled to rescind this Agreement, but failure to exercise this right shall not constitute a waiver of any other rights of such party or its successors arising out of any breach of any of the Warranties.

SECTION 5.0 - BUSINESS UNTIL COMPLETION

5.1       Business

(a)

(i)         The Vendor shall procure that until Completion the businesses of the Kappa Group shall, subject to Clause 5.2, be carried on in their ordinary and usual course.

(ii)        JSGP and the Purchaser shall procure that until Completion the businesses of the JSG Group shall, subject to Clause 5.3, be carried out in their ordinary and usual course.

(b)

(i)         Save pursuant to the terms of this Agreement, the Vendor hereby covenants with the Purchaser that neither it nor any Kappa Company shall at any time prior to Completion, without the prior written consent of the Purchaser do, allow or procure to be done any act or omission which would or would be likely to cause, constitute or result in a breach of the Kappa Warranties.

(ii)        Save pursuant to the terms of this Agreement, JSGP and the Purchaser hereby covenant with the Vendor that neither they nor any JSG Company shall at any time prior to Completion, without the prior written consent of the Vendor do, allow or procure to be done any act or omission which would or would be likely to cause, constitute or result in a breach of the JSG Warranties.

(c)        The Vendor hereby covenants with the Purchaser that it shall not at any time prior to Completion enter into or engage in any discussions or negotiations with any person in relation to any possible sale of the Kappa Shares or the Vendor’s Debt or a sale of any material part or parts of the business or assets of Kappa (other than the Kappa Redundant Assets).

(d)        JSGP and the Purchaser hereby covenant with the Vendor that they shall not at any time prior to Completion enter into or engage in any discussions or negotiations with any person in relation to any possible sale or issue of JSGP Shares or a sale of any material part or parts of the business or assets of JSG (other than the JSG Redundant Assets).

(e)        From the date of this Agreement to the Completion Date, each of the General Partner and JSGP shall furnish to the other of them:-

(i)         consolidated monthly management accounts (together with such executive reports and commentaries as have customarily formed part thereof) for the Kappa Group and the JSG Group respectively, at the same time as they are distributed internally in final form within the Kappa Group and the JSG Group respectively and, in any event, no later than 14 days after every calendar month-end prior to the Completion Date; and

(ii)        consolidated quarterly management accounts together with the quarterly Board packs of which they form part, for the Kappa Group and the JSG Group respectively, at the same time as the provision thereof to the Supervisory Board of the Company and to the board of directors of JSGP respectively.

5.2       Kappa Restrictions

With effect from the date hereof and until Completion (unless otherwise contemplated by the Transaction or with the prior written consent of the Purchaser) the Vendor shall procure that every Kappa Company:

(a)        shall take reasonable steps to preserve and protect its assets (but this provision shall not be construed so as to prohibit a sale of the Kappa Redundant Assets);

(b)        shall settle its debts falling due in the ordinary course of business in accordance with the terms of business in force between it and its creditors;

(c)        shall not repay any of the Vendor’s Debt or pay any interest or coupon thereon or alter the terms thereof in any respect;

(d)        shall provide to the Purchaser forthwith details of any material changes in the business, trading or financial position or prospects of Kappa Group;

(e)        other than in the ordinary course of business of the Kappa Group, shall not enter into any commitment to borrow money or create, extend, grant or issue any mortgages, charges, debentures, guarantees, warranties, hypothecations or other securities or agree to do so, save that nothing in this Clause 5.2 shall prohibit or restrict any refinancing of the senior debt and senior notes of the Kappa Group existing at the date of this Agreement, provided the financial institution(s) underwriting such re-financing shall not commence any syndication activities in relation thereto until 15 November 2005;

(f)         shall not create, issue or alter in any way any share or loan capital (whether or not convertible to shares) or any rights attaching thereto or give or agree to give any option in respect of any share or loan capital or enter into any commitment to borrow money or agree to do any of the foregoing;

(g)        shall not enter into or modify or agree to terminate any material contract other than in the ordinary course of business;

(h)        save in the ordinary course of business, shall not enter into any long term or abnormal contract or any guarantee or indemnity, or enter into any capital commitment for an amount in excess of €1 million (unless provided for in its prevailing business plan) or enter into any contract with, or pay any monies to, the Limited Partnership or the Partners, save for the management fees due to Cinven Limited and CVC Capital Partners BV at their prevailing rates pursuant to the shareholders’ agreement now applicable to the Company;

(i)         shall not declare or pay any dividend or bonus or make any other distribution of profits or assets;

(j)         shall not pass any resolution of its members in general meeting or make any alteration to any of the provisions of its constitutional documents;

(k)        shall not in any way depart from the ordinary course of its day to day trading either as regards the nature, scope or manner of conducting the same or enter into any contract or transaction otherwise than in the normal course of business and upon an arms length basis;

(l)         shall not in respect of any agreement binding upon it, make any material default or materially fail to observe or perform any of the provisions thereof;

(m)       shall not co-opt any person to its management board or supervisory board;

(n)        shall not dismiss any senior manager under such circumstances as would render such Kappa Company liable to have proceedings of any kind brought against it save for stated malfeasance justifying summary dismissal;

(o)        shall not pay or agree to pay to its directors, agents, shareholders, officers or employees any remuneration or other emoluments or benefits whatsoever other than those and at those rates subsisting at the date hereof subject to normal increases or alter any provisions governing or relating to the Kappa Pension Schemes or take any action which alters the benefits payable under the Kappa Pension Schemes or change any rate of contribution thereto, save for the payment of €360,000 by the Kappa Group referred to in the side letter from the Limited Partnership to JSGP and the Purchaser dated 10 September 2005;

(p)        shall not dispose of or (save in the ordinary course of its business) carry out any development upon any part of its fixed assets (save for disposal of the Kappa Redundant Assets);

(q)        other than in the ordinary course of business, shall not acquire or dispose of any shares in any other company (save for shares comprised within the Kappa Redundant Assets);

(r)         shall not allow any of its insurances to lapse or do anything which would make any policy of insurance null, void or voidable or entitle any insurer to deny indemnity under any of its policies;

(s)        shall not enter into any partnership or joint venture; and

(t)         shall not commence any material litigation (save for the collection of debts arising from the ordinary course of business) or settle or compromise any claim or dispute in relation to any material litigation, provided that, in each case, breaches by the Kappa Group of covenants in the agreements or arrangements related to the borrowings or other indebtedness of the Kappa Companies to their banking, financial, lending or similar institutions or organisations that are (A) breaches subsisting or arise from breaches which are subsisting at the date of this Agreement; or (B) that are breaches which occur after the date of this Agreement that arise as a result of the conduct by Kappa Group of its business in the normal course, shall not of themselves constitute a breach of these provisions.

5.3       JSG Restrictions

With effect from the date hereof and until Completion (unless otherwise contemplated by the Transaction or with the prior written consent of the Vendor) JSGP and the Purchaser shall procure that every JSG Company:-

(a)        shall take reasonable steps to preserve and protect its assets (but this provision shall not be construed so as to prohibit a sale of the JSG Redundant Assets);

(b)        shall settle its debts falling due in the ordinary course of business in accordance with the terms of business in force between it and its creditors;

(c)        shall not repay any loans outstanding to its shareholders or pay any interest or coupon thereon or alter the terms thereof in any respect;

(d)        shall provide to the Vendor forthwith details of any material changes in the business, trading or financial position or prospects of JSG Group;

(e)        other than in the ordinary course of business of the JSG Group, shall not enter into any commitment to borrow money or create, extend, grant or issue any mortgages, charges, debentures, guarantees, warranties, hypothecations or other securities or agree to do so;

(f)         shall not create, issue or alter in any way any share or loan capital (whether or not convertible to shares) or any rights attaching thereto or give or agree to give any option in respect of any share or loan capital or enter into any commitment to borrow money or agree to do any of the foregoing;

(g)        shall not enter into or modify or agree to terminate any material contract other than in the ordinary course of business;

(h)        save in the ordinary course of business, shall not enter into any long term or abnormal contract or any guarantee or indemnity, or enter into any capital commitment for an amount in excess of €1 million (unless provided for in its prevailing business plan) or enter into any contract with, or pay any monies to its shareholders, save remuneration to its employees;

(i)         shall not declare or pay any dividend or bonus or make any other distribution of profits or assets;

(j)         shall not pass any resolution of its members in general meeting or make any alteration to any of the provisions of its constitutional documents;

(k)        shall not in any way depart from the ordinary course of its day to day trading either as regards the nature, scope or manner of conducting the same or enter into any contract or transaction otherwise than in the normal course of business and upon an arms length basis;

(l)         shall not in respect of any agreement binding upon it, make any material default or materially fail to observe or perform any of the provisions thereof;

(m)       shall not co-opt any person to its board of directors;

(n)        shall not dismiss any senior manager under such circumstances as would render such JSG Company liable to have proceedings of any kind brought against it save for stated malfeasance justifying summary dismissal;

(o)        shall not pay or agree to pay to its directors, agents, shareholders, officers or employees any remuneration or other emoluments or benefits whatsoever other than those and at those rates subsisting at the date hereof subject to normal increases (save the extension of minimum bonus guarantees to the CEO, COO and CFO of JSGP by an additional two years) or alter any provisions governing or relating to the JSG Pension Schemes or take any action which alters the benefits payable under the JSG Pension Schemes or change any rate of contribution thereto;

(p)        shall not dispose of or (save in the ordinary course of its business) carry out any development upon any part of its fixed assets (save for disposal of the JSG Redundant Assets);

(q)        other than in the ordinary course of business, shall not acquire or dispose of any shares in any other company (save shares comprised within the JSG Redundant Assets);

(r)         shall not allow any of its insurances to lapse or do anything which would make any policy of insurance null, void or voidable or entitle any insurer to deny indemnity under any of its policies;

(s)        shall not enter into any partnership or joint venture; and

(t)         shall not commence any material litigation (save for the collection of debts arising from the ordinary course of business) or settle or compromise any claim or dispute in relation to any material litigation.

SECTION 6.0 - FURTHER COVENANTS

6.1       Vendor’s Covenants

The Vendor (on its own behalf and on behalf of the Partners):-

(a)        hereby waives all pre-emption rights to which they may be entitled by virtue of the Articles of Association of the Company or otherwise;

(b)        shall ensure that no change shall take place in the capital structure of the Company including, without limitation, any issue, transfer, purchase or redemption of any shares in its capital or any variation of any rights attaching thereto; and

(c)        shall ensure that Kappa Group shall not dispose of any material assets, business or subsidiaries (save for Kappa Redundant Assets) or agree to do so.

6.2       Purchaser’s and JSGP’s Covenants

(a)        The Purchaser and JSGP:-

(i)         shall ensure that no change shall take place in the capital structure of JSGP including, without limitation, any issue, transfer, purchase or redemption of any shares in its capital or any variation of any rights attaching thereto; and

(ii)        shall ensure that JSG Group shall not dispose of any material assets, business or subsidiaries (save for JSG Redundant Assets) or agree to do so.

(b)        JSGP shall procure the waiver by its shareholders of all pre-emption rights to which they may be entitled in respect of the issue to the Vendor of the JSGP Vendor Shares.

6.3       Waiver of Claims

The Vendor (on its own behalf and on behalf of the Partners) hereby irrevocably waives all claims against Kappa, its agents, advisers, directors, members and employees (other than for salary properly accrued and expenses properly incurred by them on behalf of Kappa) which they (or any of them) may have outstanding prior to the date of this Agreement, other than any such claims arising as a result of fraud or wilful default on the part of such persons.

6.4       Undertaking to procure Re-Financing

(a)        The Purchaser shall use all reasonable endeavours to procure that, prior to Completion, it and any other relevant JSG Companies execute final definitive documentation (in terms reasonably acceptable to JSGP and the Vendor in accordance with the terms of the Re-Financing Commitment Letters) with the Re-Financing Banks to implement the Re-Financing (which agreements shall reflect the terms of the Re-Financing Commitment Letters), and such definitive documentation shall be the “Re-Financing Agreements”.

(b)        The Purchaser shall use all reasonable endeavours to procure that:

(i)         the Re-Financing Agreements shall become unconditional on or prior to Completion as to the drawdown of such of the facilities thereunder as are expressed to be required for payment of the Cash Amount and the Additional Cash Amount; and

(ii)        the Re-Financing Banks fully comply with such of the Re-Financing Obligations as are to be performed on or prior to Completion.

(c)        The Vendor shall, if and to the extent that it can reasonably do so and is requested to do so by the Purchaser, co-operate with and assist the Purchaser, and procure that the Kappa Companies shall do so, in relation to the matters specified in Clauses 6.4(a) and 6.4(b).

(d)        The Purchaser and the Vendor:

(i)         shall, (and shall provide that the other JSG Companies and the Kappa Companies shall) so far as it is reasonably within their power to do so, comply in all respects with all terms and conditions of the Re-Financing Agreements and, subject in the case of the Purchaser to paragraph (e), shall enforce its rights under those agreements; and

(ii)        shall not (and shall procure that the other JSG Companies and the Kappa Companies respectively shall not), in each case so far as it is reasonably within their power to do so, knowingly undertake any act or step or take any decision which would be reasonably likely to terminate, amend, vary or put into default the Re-Financing Agreements or waive any of their obligations under those agreements, without (in the case of the Purchaser and the JSG Companies) the prior written consent of the Vendor and (in the case of the Vendor and the Kappa Companies) the prior written consent of the Purchaser.

(e)        In the event that any portion of the Re-Financing becomes unavailable, (regardless of the reason thereof) or the Purchaser becomes aware that any portion of the Re-Financing may become unavailable (including, without limitation, in each case due to the expiration or termination of the Re-Financing Agreements), the Purchaser shall:

(i)         promptly notify the Vendor of this matter (including the reasons for the Re-Financing becoming or potentially becoming unavailable so far as known to the Purchaser);

(ii)        consult with the Vendor in relation to any decision, action or step which the Purchaser (or any other relevant member of the JSG Group) proposes to take (or omit to take) in relation to requiring the Re-Financing Banks to comply with the Re-Financing Obligations;

(iii)       as soon as reasonably practicable take (and procure that each member of the JSG Group shall take) such action (or omit to take such action) as the Vendor may reasonably request to require the Re-Financing Banks to comply with the Re-Financing Obligations; and

(iv)      allow (or, as appropriate, procure that the relevant member of the JSG Group allows) in each case, so far as it is reasonably within their power to do so, the Vendor (together with its advisers and representatives from its constituent persons and their respective advisers) to join in all court, arbitral and other proceedings and/or negotiations of whatsoever nature arising in connection with requiring the Re-Financing Banks to comply with the Re-Financing Obligations as soon as reasonably possible.

the foregoing provisions of this Clause 6.4(e) shall not be construed so as to oblige the Purchaser or any JSG Company to undertake or to pursue litigation against the Re-Financing Banks if JSGP shall be reasonably of the opinion that to do so will be contrary to the best interests of the JSG Group.

(f)         If the Re-Financing Banks shall fail or refuse to make funds available on or prior to Completion, then the Latest Completion Date and the Termination Date shall each be deemed extended to 31 December 2005.  If the Purchaser has been unable to procure the availability of funds pursuant to the Re-Financing by such extended date, then (without prejudice to the parties’ accrued rights up to the time of termination) any party shall at any time thereafter be entitled to terminate this Agreement.  If Completion shall not take place as a result of the Re-Financing Banks’ failure or refusal to make funds available pursuant to the Re-Financing, then neither the Purchaser nor JSGP shall be liable to the Vendor for their failure to proceed to Completion or for such termination in such circumstances, but may be liable for any failure on their parts to comply with their obligations under this Clause 6.4.

(g)        References in this Clause 6.4 to the use by the Purchaser of reasonable endeavours shall include the expenditure by the Purchaser of such reasonable costs as, acting in good faith, the Purchaser shall deem appropriate in the circumstances then prevailing.

SECTION 7.0 - COMPLETION

7.1       Completion

(a)        Subject to the provisions of Section 2.0, Completion shall take place simultaneously at the offices of JSGP and at the Amsterdam offices of Freshfields Bruckhaus Deringer at Apollolaan 151, 1071 AR, Amsterdam, The Netherlands on the first Business Day of the calendar month following the month in which there shall occur satisfaction or waiver of the Conditions Precedent or at such other time, place and date as the parties may agree; provided that if the Latest Completion Date and the Termination Date shall be extended to 31 December 2005 pursuant to Clause 6.4 and the parties are in a position to proceed to Completion prior to such date (with funds having been made available pursuant to the Re-Financing), then Completion shall take place on 30 December 2005.  Upon Completion, the matters referred to in the following Clauses of this Section shall take place.

(b)        The PIK and all documents, items, money, shares and resolutions delivered, paid, issued, created and passed at Completion shall be held to the order of the person delivering, paying or issuing the same until Completion shall be deemed to have taken place in accordance with this Section 7.0 or, in the case of resolutions, shall be subject to Completion having been deemed to have taken place as aforesaid.

7.2       Cash Amount

(a)        As soon as shall be reasonably practicable in the course of Completion, (but in any event prior to the performance of Clause 7.6) the Purchaser shall cause the Additional Cash Amount together with a cash payment in part or, as the case may be, full satisfaction of the Cash Amount pursuant to Clause 3.2(c)(ii) to be paid by wire transfer in immediately available funds to the Notary Account under the reference “Project Colour”.  Such cash amount shall be held by the Civil Law

Notary in the Notary Account for the benefit and to the order of the Purchaser until Completion shall be deemed to have taken place in accordance with this Section 7.0.

(b)        Forthwith upon Completion being deemed to have taken place in accordance with this Section 7.0, the amount referred to in Clause 7.2(a) shall be held by the Civil Law Notary in the Notary Account for the benefit and to the order of the Vendor.

7.3       Delivery

The Vendor shall deliver to the Purchaser:-

(a)        the Deed of Transfer;

(b)        all of the Collateral Agreements to which the Vendor is a party, duly executed by the Vendor;

(c)        the minute book, share register, register of allotments, directors’ register and other statutory registers, seal, share certificate book, cancelled share certificates, certificate of incorporation and other corporate, statutory and constitutional records and documents (as applicable) of every Material Kappa Company and confirmation that such records and documents of all other Kappa Companies are in their possession or under their control;

(d)        a statement in respect of the Company and the Kappa Group specifying every change that has occurred from the date hereof to the close of business on the day before the Completion Date in the particulars thereof set out in Parts 1 and 2 of Schedule 2 (including, without limitation, the creation of or receipt of any claim for, changes in any Kappa Dilution Rights), signed by a director or the secretary of the Company and a confirmation, dated as of the Completion Date and signed by a director or the secretary of the Company, that (X) there has been no change in the authorised and issued share capital of the Company as set out in the statement to be delivered under this Clause 7.3(d) from and including the date of that statement to, but excluding, the Completion Date and (Y) no further issuances of Vendor’s Debt have been made between the date hereof and the Completion Date;

(e)        a copy of the Memorandum and Articles of Association, Bye-laws and/or other constitutional documents of every Material Kappa Company certified by the secretary or a director of such Material Kappa Company to be a true and complete copy as at the Completion Date;

(f)         confirmation by or on behalf of each of the Partners that (save for the Vendor’s Debt to be transferred to the Purchaser upon Completion) as at Completion there is no indebtedness owed by or to any of them, their Connected Persons or any companies controlled by them or their Connected Persons to or by any Kappa Company and that there are no guarantees, indemnities or security given by or binding upon any Kappa Company in relation to any of that indebtedness;

(g)        a certified copy of an extract from the minutes of the board meeting of the General Partner authorising the Vendor (acting in the case of the Limited Partnership by the General Partner) to execute, deliver and complete this Agreement, the Collateral Agreements and the other documents required to be executed by the Vendor pursuant to the terms hereof on behalf of the Vendor (certified as true copies of such powers by the Vendor’s Solicitors);

(h)        confirmation that the certificates in respect of all issued shares in the capital of those of the Subsidiaries of the Company whose shares are certificated are in the possession or under the control of the relevant Kappa Companies and duly executed transfers of all shares in any Subsidiary held by any nominee on behalf of the Company or another Subsidiary (which nominee is not (i) a Kappa Company or (ii) a director or other officer of a Kappa Company who is obliged by law or statutory requirement to hold shares in that Kappa Company and who is not resigning as director or officer of that Kappa Company upon Completion pursuant to Clause 7.4) in favour of such persons as the Purchaser directs;

(i)         the letters of resignation referred to in Clause 7.4(a); provided that failure by the Vendor to deliver such letters upon Completion shall not constitute grounds for the Purchaser to decline to proceed to Completion;

(j)         the originals (if any) of any contracts to which any Material Kappa Company is a party and documents of title to any real or other property of any Material Kappa Company in both cases which are not stored at one of the properties which a Material Kappa Company will continue to occupy after Completion; and

(k)        such waivers or consents (if any) as may be required to enable the Purchaser to be registered as the holder of the Kappa Shares.

7.4       Board Meetings

The Vendor shall procure that resolutions of the Supervisory and Management Boards of the Company and each of its Subsidiaries (and/or if required by the law of its jurisdiction or its constitutional documents, of their respective shareholders) are passed by which the following business is transacted:-

(a)        such of the non-executive directors and members of the supervisory boards of each of the Material Kappa Companies (other than Kappa Packaging Pension Trustees Limited and Kappa Packaging UK Pension Schemes Limited) and the secretary of the Company as the Purchaser may require by at least four weeks’ notice, shall resign with effect from termination of the meeting from every board of every Material Kappa Company of which they are members without any claim for compensation for loss of office against any Kappa Company and furnish a letter executed as a deed tendering such resignation and acknowledging that they have no such claim;

(b)        such persons as the Purchaser may nominate are duly appointed as directors, secretary and auditors of each Kappa Company;

(c)        if so required by the Purchaser upon it giving reasonable notice prior to Completion, the auditors of every Material Kappa Company, shall retire without compensation for loss of office or other claim and furnish a letter confirming that there is no matter which should be brought to the attention of the members in relation to their resignation; and

(d)        the banking mandates of every Material Kappa Company are changed in such manner as the Purchaser shall require by reasonable notice given prior to Completion.

7.5       Purchaser and JSGP Obligations

Subject to due compliance with the provisions of the foregoing Clauses of this Section:-

(a)        the Purchaser shall procure the issue by JSGP of (and JSGP shall issue) the JSGP Vendor Shares to the Vendor pursuant to Clause 3.2(b), procure the Vendor be entered in the Register of Members of JSGP in respect thereof and deliver to the Vendor an appropriate share certificate;

(b)        JSGP and the Purchaser shall procure the execution and delivery to the Vendor of all of the Collateral Agreements (except the Re-Financing Commitment Letters) by such JSG Companies and the shareholders of JSGP named therein as are party thereto;

(c)        JSGP shall deliver to the Vendor a statement in respect of JSGP and JSG Group specifying every change that has occurred from the date hereof to the close of business on the day before the Completion Date in the particulars thereof set out in Parts 3 and 4 of Schedule 2 (including, without limitation, changes in the numbers of issued JSGP Convertible Shares and D Convertible Shares and Warrants), signed by a director or the secretary of JSGP together with a confirmation, dated as of the Completion Date and signed by a Director or the Secretary of JSGP, that no change has occurred to the details set out in the statement to be delivered under this Clause 7.5(c) from and including the date of that statement to, but excluding, the Completion Date;

(d)        the Purchaser shall deliver to the Vendor true copies of such of the Re-Financing Agreements, duly executed by the parties thereto, as shall not previously have been delivered to the Vendor;

(e)        JSGP shall procure that a meeting of its board of directors is held at which the New Management Equity Plan is approved with effect from Completion;

(f)         JSGP and the Purchaser shall procure that such meetings are held, or resolutions are passed, of the shareholders of JSGP as may be necessary to adopt the Completion Amendments to Articles with effect from Completion; and

(g)        JSGP shall, so far as it can do so, procure that designees of the Vendor are appointed to its board pursuant to the Shareholders Agreement.

7.6       Transfer of Kappa Shares

Subject to due compliance with the foregoing Clauses of this Section 7.0:-

(a)        the Vendor and the Purchaser shall execute (or cause to be executed) before the Civil Law Notary, the Notarial Deed;

(b)        the Vendor shall procure that the Company acknowledges the transfer of the Kappa Shares by counter-signing the Notarial Deed and that the Company amend its shareholders’ register accordingly; and

(c)        the Vendor shall take all necessary corporate actions or cause such actions to be taken to allow the transfer of the Kappa Shares to the Purchaser.

7.7       Repayment by Vendor

On or prior to Completion the Vendor and the Partners shall repay all indebtedness (if any) owed at Completion by any of them to every Kappa Company (other than indebtedness arising in the ordinary course of business of such Kappa Company) and shall release such Kappa Company from all securities, guarantees and indemnities given by or binding upon it in relation to any debt or obligation of the Vendor or any of the Partners.

7.8       Completion and Compliance

(a)        Upon the taking of all steps and execution of all documents required to be taken and delivered at Completion pursuant to Clauses 7.2 to 7.7 (inclusive) (or if appropriate, waiver of the delivery thereof by the rightful recipient of any such document) (subject to the proviso in Clause 7.3(i)), the documents and items delivered in accordance with this Section 7.0 shall cease to be held to the order of the person delivering the same, Completion shall be deemed to have taken place (for the purposes of, amongst other things, Clause 7.2(b)), and the Purchaser and the Vendor shall notify the Civil Law Notary in writing that Completion has so taken place.

(b)        If the respective obligations of (i) the Vendor and the Partners or (ii) the Purchaser or JSGP, in each case under Clauses 7.2 to 7.7 (inclusive) are not complied with in all material respects or waived on the Completion Date, the Purchaser (in the case of non-compliance by the Vendor or the Partners) or the Vendor (in the case of non-compliance by the Purchaser or JSGP) may:

(i)         proceed to Completion (without limiting its rights under this Agreement); or

(ii)        defer Completion (so that the provisions of this Section 7.0 shall apply to Completion as so deferred), provided that Completion shall not be able to be deferred to a date that is later than the Termination Date (as may be extended in accordance with this Agreement); or

(iii)       treat this Agreement as terminated.  In the event of this Agreement terminating pursuant to this Clause 7.8(b)(iii);

A.        the accrued rights of the parties up to the time of the termination (including their rights to damages in respect of the breach(es) of this

Agreement resulting in such termination) shall not be affected by such termination; and

B.         the Surviving Provisions shall continue to apply,

but subject to those exceptions, the parties’ rights and obligations pursuant to this Agreement and in relation to its subject matter shall cease.  For the avoidance of doubt, the Vendor’s failure to deliver the letters referred to in Clause 7.4(a) shall not constitute a material breach under this Clause 7.8(b).

(c)        Upon Completion being deemed to have taken place in accordance with Clause 7.8(a), the Civil Law Notary shall by wire transfer pay the Additional Cash Amount and the amount of the cash payment in part or, as the case may be, full satisfaction of the Cash Amount referred to in Clause 7.2(a) from the Notary Account to the Vendor Account.

SECTION 8.0 - GENERAL PROVISIONS

8.1       Announcements

The General Partner and the Purchaser shall consult together as to the terms of, timetable for and manner of publication of, any announcement to shareholders, employees, customers, suppliers or to any Stock Exchange or regulatory authorities or to the media or otherwise which any of them may desire or be obliged to make regarding the Transaction.  Save as may be agreed in writing between the Purchaser and the Vendor or as may be required by law or by the requirements of any competent regulatory body, neither the Vendor nor the Partners nor any Kappa Company nor the Purchaser nor any other JSG Company nor the persons named in the Shareholders’ Agreement as the MDCP Co – Investors (as procured by JSGP) shall make or authorise any announcement concerning the Transaction.  Where an announcement is required to be made by law or by the requirements of any competent regulatory body, the party making the announcement shall use its reasonable endeavours to consult with the other parties in advance as to the form, content and timing of any such announcement.

8.2       Assignment

(a)        The Vendor acknowledges and agrees that the Purchaser may at any time following Completion:

(i)         sell or transfer all or any of the Kappa Shares to any Permitted Assignee; and/or

(ii)        transfer rights under this Agreement to any Permitted Assignee; and/or

(iii)       assign, pledge, mortgage, transfer and otherwise create security interests over the Kappa Shares and/or its rights under this Agreement, to and in favour of, the Re-Financing Banks.

(b)        Accordingly, the Vendor agrees that the benefit of this Agreement may be assigned (in whole or in part) by the Purchaser without the consent of the Vendor to, and may be enforced by, any Permitted Assignee as if it were the Purchaser under this Agreement.  Any Permitted Assignee to whom an assignment is made in accordance with the provisions of this Clause 8.2 may itself make an assignment to any other Permitted Assignee as if it were the Purchaser under the provisions of this Clause 8.2.

(c)        For the purposes of this Clause 8.2, a “Permitted Assignee” means any or all of the Re-Financing Banks and/or any security agent or security trustee for them, the Purchaser and any wholly-owned Subsidiary of the Purchaser from time to time, provided that, if any Permitted Assignee ceases to be a wholly-owned Subsidiary of the Purchaser any time when it is holding any interest in the Kappa Shares, the Purchaser shall procure that that interest shall be transferred to the Purchaser or another wholly-owned Subsidiary of the Purchaser prior to that company so ceasing to be a wholly-owned Subsidiary of the Purchaser.

(d)        The parties acknowledge and agree that if an assignment of, or the creation of a security interest over, the benefit of, or any part of the benefit of, this Agreement is made as permitted under this Clause 8.2, the liabilities of the Vendor under this Agreement shall be no greater than such liabilities would have been had the assignment not occurred.

(e)        Immediately after any assignment in accordance with this Clause 8.2 the Purchaser will give written notice of the assignment to the Vendor containing details of the assignment including the identity of the assignor and assignee.

(f)         In particular and without prejudice to the generality of the foregoing, JSGP shall promptly after (and, in any event, within five Business Days of) the day upon which the PIK is first increased assign its rights, liabilities and obligations in respect of the PIK to a directly wholly-owned Subsidiary of JSGP incorporated in Luxembourg, and such obligations and liabilities shall be guaranteed by JSGP.  With effect from such assignment, reference herein and in the Collateral Agreements to JSGP in respect of the PIK shall be deemed to include or, as the context shall require, to be replaced by, references to such Subsidiary assignee. JSGP agrees that, for so long as the PIK is in existence, such subsidiary assignee shall remain as a wholly-owned subsidiary of JSGP and no amendments to the PIK, nor any forbearance or failure to enforce payment when due of the PIK shall in any way affect or prejudice the terms of the guarantee referred to in this Clause 8.2(f).

(g)        Except as provided in Clause 8.2, no party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties.

(h)        No provision of this Agreement is intended for the benefit of any third party save pursuant to any assignment in accordance with Clause 8.2, and no person who is not a party to this Agreement shall, save as aforesaid, have any right to enforce its provisions pursuant to the Contracts (Rights of Third Parties) Act 1999.

8.3       Business Days

If any action or duty to be taken or performed under any of the provisions hereof would, apart from the provisions of this Clause, fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such date.

8.4       Confidentiality

(a)        Without prejudice to the rights and obligations of any of the parties hereto under the Confidentiality Agreement (as amended), each party will take all requisite steps to keep confidential all Confidential Information of the others which is disclosed to or obtained by it pursuant to or as a result of this Agreement (including Confidential Information disclosed prior to the date hereof), and will not divulge the same to any third party (save where necessary to protect its own legal rights) except to the Re-Financing Banks and their advisers and to the extent that any such information becomes public through no fault of that party or is required to be disclosed pursuant to any obligation imposed on that party by a court, arbitral tribunal or regulatory body of competent jurisdiction (and only then after the party making the disclosure has used all reasonable endeavours to consult with the other parties as to the form, content and timing of such disclosures).  Notwithstanding the termination or expiry of this Agreement the obligations and restrictions in this Clause shall be valid for a period of five years from the date hereof.  The obligations of the Purchaser under this Clause shall terminate upon Completion in respect of all Confidential Information of and related to Kappa Group.

(b)        For the purposes of this Clause, “Confidential Information” shall mean all information disclosed by one party to another in material form (including without limitation in a written document or in electronic format) provided that each such item of information would appear to a reasonable person to be confidential or either contains or bears thereon (in either case in a prominent position), or is accompanied by, a written statement that the same is confidential or proprietary.

8.5       Costs and Expenses

(a)        If Completion shall occur:-

(i)         all of the costs and fees properly and reasonably incurred (whether invoiced or to be invoiced and whether or not paid) in connection with or pursuant to the Transaction, by or on behalf of the Company, the other Kappa Companies, the Partners or the Limited Partnership to (i) Goldman Sachs; (ii) Freshfields Bruckhaus Deringer; (iii) Mourant du Feu & Jeune; (iv) PricewaterhouseCoopers; (v) Deloitte & Touche; (vi) CSFB; (vii) ERM; (viii) Jaakko-Póyry; and (ix) Towers Perrin, shall be borne by the Company;

(ii)        all of the costs and fees properly and reasonably incurred by or on behalf of each of JSGP, the Purchaser and all other JSG Companies (whether invoiced or to be invoiced and whether or not paid, but save for the costs and fees referred to in paragraph (a)(i) in connection with or pursuant to the Transaction, shall be borne by the Purchaser; and

(iii)       the costs referred to in Clause 8.5(a) and (b) shall be included in or excluded from the determination of the Determinations, as appropriate, in accordance with Part 3 of Schedule 3.

(b)        If this Agreement shall be terminated or shall expire without Completion occurring, then all costs of every kind shall be borne solely by the party who incurred the liability, save for the Vendor’s Solicitors’ fees properly attributable to satisfying the Condition Precedent in Clause 2.1(a) (including the anti-trust submission for both the Kappa Group and the JSG Group) and the fees properly and reasonably incurred by all advisers in preparing submissions to the works councils of JSG Group and Kappa Group (such fees together with such Vendor’s Solicitors’ fees relating to Clause 2.1(a) and the anti-trust submission shall be the “Shared Fees”).  The Purchaser agrees that it shall bear 58.3% of the Shared Fees and the Vendor agrees that it shall procure that the Company shall bear 41.7% of the Shared Fees.

8.6       Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts each of which when executed and delivered shall constitute an original, all such counterparts together constituting one and the same instrument.  The expression “counterpart” shall include any executed copy of this Agreement transmitted by facsimile.

8.7       Entire Agreement

This Agreement (including the documents and instruments referred to herein and the Collateral Agreements) contains the entire agreement between the parties hereto relating to the Transaction and supersedes all previous representations, arrangements, undertakings and agreements (if any) between such parties in respect of such matters.  Each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, undertaking, covenant or understanding other than those contained in this Agreement; provided that this Clause shall not exclude liability for fraudulent misrepresentation.

8.8       Further Assurance

(a)        At the reasonable request of the Purchaser, the Vendor shall (and shall procure that any other necessary parties shall) execute and do all such documents, acts and things as may be required subsequent to Completion by the Purchaser for assuring to or vesting in the Purchaser the legal and beneficial ownership of the Kappa Shares and the Vendor’s Debt and generally to give effect to this Agreement and the Collateral Agreements.

(b)        At the reasonable request of the Vendor, the Purchaser and JSPG shall (and shall procure that any other necessary parties shall) execute and do all such documents, acts and things as may be required subsequent to Completion by the Vendor for assuring to or vesting in the Vendor the legal and beneficial ownership of the

JSGP Shares and generally to give effect to this Agreement and the Collateral Agreements.

8.9       Modification

No modification of any provision of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by or on behalf of each of the parties hereto.

8.10     By Hand, Post, Fax or E-Mail

(a)        Any notice or other communication required or permitted to be given or made under this Agreement shall be in writing and addressed or sent as follows:

(i)         if to the Purchaser or JSGP, if by letter, to Beech Hill, Clonskeagh, Dublin 4, Ireland, if by fax to fax number +353-1-2694481 and if by e-mail, to jsg@hq.smurfitgroup.com, in each case marked STRICTLY PERSONAL, PRIVATE & CONFIDENTIAL FOR THE ATTENTION OF THE CHIEF EXECUTIVE ONLY; and

(ii)        if to any of the Vendor, the Limited Partnership or the Partners, to the General Partner if by letter to PO Box 87, 22 Grenville Street, St. Helier, Jersey JET 8PX if by fax to fax number +44 1534 609333, in each case marked STRICTLY PERSONAL PRIVATE & CONFIDENTIAL FOR THE ATTENTION OF THE DIRECTORS ONLY;

or to such other address, fax number or e-mail address as any such party hereto may from time to time notify to the other parties hereto in writing in accordance with the provisions hereof.

(b)        Any notice or other communication required or permitted to be given or made under this Agreement shall be validly given or made if delivered personally or, if despatched by pre-paid first class post, addressed as aforesaid, or, if sent by fax, sent to such fax number (if any) as may be specified as aforesaid, or, if sent by e-mail, sent to such e-mail address (if any) as may be specified as aforesaid, and shall be deemed to be given or made:

(i)                          if delivered by hand - at the time of delivery;

(ii)                       if sent by post - forty eight hours (or one hundred and sixty eight hours if posted in a different postal jurisdiction to that of the addressee) after the same shall have been posted;

(iii)                    if sent by fax - at the time of termination of the fax transmission (subject to production of a fax transmission report showing time of transmission and the destination number); and

(iv)                   if sent by e-mail - at the time of the sending of the e-mail;

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside working hours (being 9 a.m. to 5 p.m. on a Business Day), such notice or other communication shall be deemed to be given or made at the start of working hours on the next succeeding Business Day.

(c)                        Any notice posted to an address, outside the jurisdiction of posting shall be sent by air mail.

(d)                       If there is a generally prevailing labour dispute or other situation which will delay or impede the giving of notice by any such means, in either the country of origin or of destination, the notice shall be given by such method, whether or not previously specified in this clause, which will be most reliable and expeditious and least affected by such dispute or situation.

(e)                        In proving service by post, it shall be sufficient to prove that such communication was properly addressed, stamped and put in the post.

(f)                          Notices given by fax or e-mail shall be confirmed by post as provided above within 48 hours of despatch.

(g)                       Any notice given by more than one party may be in one or more copies each signed by one or more of them.

8.11              Partnership

This Agreement shall not operate so as to create a partnership or joint venture of any kind between the parties hereto or constitute any party as the agent of any other.

8.12              Process Agents

(a)                        JSGP and the Purchaser hereby irrevocably authorise and appoint Smurfit UK Limited of Darlington Road, West Auckland, Bishop Auckland, Durham DL14 9PE, (attn: Mike Clayton) as their authorised agent to accept service of all legal process in England on their behalf and service on such appointee shall be deemed to be service on JSGP and the Purchaser.  JSGP and the Purchaser agree that any failure by their process agent to notify it of legal process shall not invalidate the proceedings concerned.  Nothing contained in this Clause 8.12 shall affect the right of any party to serve process in another manner permitted by law.

(b)                       The Vendor on its on its own behalf and on behalf of the Partners hereby irrevocably authorises and appoints Cinven Limited of Warwick Court, Paternoster Square, London EC4M 7AG and CVC Capital Partners Limited of 111 Strand, London WC2R 0AG as their authorised agents to accept service of all legal process in England on their behalf and service on either such appointee shall be deemed to be service on such of them as are named therein.  The Vendor agrees for itself and the Partners that any failure by their process agent to notify them or any of them of legal process shall not invalidate the proceedings concerned.  Nothing contained in this Clause 8.12 shall affect the right of any party to serve process in another manner permitted by law.

8.13              Severability

If at any time any one or more of the provisions hereof or any part thereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  It is agreed by the parties that a court of competent jurisdiction may sever any such invalid, illegal or unenforceable provision.  The parties agree that should any provision of the Agreement be invalid or unenforceable, then they shall forthwith enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid, legal and enforceable and to the maximum extent possible carries out the original intent of the parties as to the matter or matters in question.

8.14              Survival of Obligations

The expiration or determination of this Agreement howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other parties.

8.15              Waiver

A waiver by any party or parties of any breach of any of the terms, provisions or covenants of this Agreement or the acquiescence of any party or parties in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid, shall not constitute a general waiver of such term, provision or covenant or of any subsequent act contrary thereto.  Any liability to any party hereto under the provisions of this Agreement may be released, compounded or compromised by such party in its absolute discretion as regards any party or parties under such liability without in any way prejudicing its rights against any other party or parties under the same or a like liability.

8.16              Civil Law Notary

The parties are aware of the fact that the Civil Law Notary works with Freshfields Bruckhaus Deringer, the Vendor’s Solicitors in the Transaction.  Pursuant to the Code of Conduct (“Verordening beroeps - en gedrags regels”) of the Royal Notarial Professional Organisation (“Koninklijke Notariële Beroepsorganisatie KNB”), the parties hereby expressly agree that at Completion the Civil Law Notary shall execute the Notarial Deed in respect of the Kappa Shares.

IN WITNESS whereof this Agreement has been entered into the day and year first herein written.

IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed by the parties on the date first written above.

EXECUTED AND DELIVERED AS A DEED by	)
)
as duly authorised attorney	)	/s/ Caroline Jackson
for and on behalf of	)	Director
SMURFIT KAPPA FEEDER G.P. LIMITED	)	Witness	/s/ John Cosnett
as General Partner of	)	(John Cosnett)
SMURFIT KAPPA FEEDER L.P.	)

PRESENT when the common seal	)
of JSG ACQUISITIONS	)	/s/ Ian J. Curley
was affixed hereto:-)		/s/ M. O’Riordan

PRESENT when the common seal	)
of JSG PACKAGING LIMITED	)	/s/ Ian J. Curley
was affixed hereto:-)		/s/ M. O’Riordan

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPEAN EQUITY PARTNERS II LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPEAN EQUITY PARTNERS II L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPEAN EQUITY II LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPEAN EQUITY PARTNERS II	)
(JERSEY) L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CITICORP CAPITAL INVESTORS EUROPE	)	Witnessed by
LIMITED	)	/s/ [Illegible]

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CELFOF GP CORP	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CITI-EUROPE CO-INVEST L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPEAN EQUITY III LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPEAN EQUITY III GENERAL	)
PARTNER L.P.	)
as General Partner of	)
CVC EUROPEAN EQUITY PARTNERS III L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPEAN EQUITY III LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPEAN EQUITY III GENERAL	)
PARTNER L.P.	)
as General Partner of	)
CVC EUROPEAN EQUITY PARTNERS III	)
PARALLEL FUND A L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPEAN EQUITY III LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPEAN EQUITY III GENERAL	)
PARTNER L.P.	)
as General Partner of	)
CVC EUROPEAN EQUITY PARTNERS III	)
PARALLEL FUND B L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPE ENTERPRISE GP LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPE ENTERPRISE (DOMESTIC) L.P.	)

EXECUTED AND DELIVERED AS A DEED by	)
David Milne as duly authorised attorney	)
for and on behalf of	)	/s/ David Milne
CVC EUROPE ENTERPRISE GP LIMITED	)	Witnessed by
as General Partner of	)	/s/ [Illegible]
CVC EUROPE ENTERPRISE (CAYMAN) L.P.	)

EXECUTED AND DELIVERED AS A DEED by		)
Jeremy Conway as duly authorised attorney		)	/s/ Jeremy Conway
for and on behalf of		)
CAPITAL VENTURES NOMINEES LIMITED		)

In the presence of:	/s/ Richard Perris

Name of witness:	Richard Perris
Address:	111 Strand, London WC2R 0AG
Occupation:	Solicitor

EXECUTED AND DELIVERED AS A DEED by		)
Jeremy Conway as duly authorised attorney		)
for and on behalf of		)	/s/ Jeremy Conway
STICHTING CERTIFICAATHOUDERS KAPPA		)

In the presence of:	/s/ Richard Perris

Name of witness:	Richard Perris
Address:	111 Strand, London WC2R 0AG
Occupation:	Solicitor

EXECUTED AND DELIVERED AS A DEED by		)
Marcus Wood as duly authorised director of		)
CINVEN CAPITAL MANAGEMENT (CN) LIMITED		)
as General Partner of		)	/s/ Marcus Wood
CINVEN CAPITAL MANAGEMENT (CN) LIMITED		)	Director
PARTNERSHIP		)
as General Partner of		)	/s/ Kevin Whale
COAL PENSION VENTURE LIMITED		)	Secretary
PARTNERSHIP		)

PRESENT when the common seal		)	/s/ Marcus Wood
of RAILWAY PENSION VENTURE CAPITAL		)	Authorised Officer
LIMITED		)
was affixed hereto:-)			/s/ Kevin Whale
Authorised Officer
[SEAL]

EXECUTED AND DELIVERED AS A DEED by	)
Marcus Wood as duly authorised director of	)
CINVEN CAPITAL MANAGEMENT (SF NO. 1))
LIMITED	)	/s/ Marcus Wood
as General Partner of	)	Director
CINVEN CAPITAL MANAGEMENT (SF NO. 1))
LIMITED PARTNERSHIP	)	/s/ Kevin Whale
as General Partner of the following partnerships:	)	Secretary
SECOND CINVEN FUND NO. 1 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND NO. 2 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND DUTCH NO. 1 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND DUTCH NO. 2 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND DUTCH NO. 3 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND DUTCH NO. 4 LIMITED	)
PARTNERSHIP	)

EXECUTED AND DELIVERED AS A DEED by	)
Marcus Wood as duly authorised director of	)
CINVEN CAPITAL MANAGEMENT (SF NO. 2))
LIMITED	)	/s/ Marcus Wood
as General Partner of	)	Director
CINVEN CAPITAL MANAGEMENT (SF NO. 2))
LIMITED PARTNERSHIP	)	/s/ Kevin Whale
as General Partner of the following partnerships:	)	Secretary
SECOND CINVEN FUND US NO. 1 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND US NO. 2 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND US NO. 3 LIMITED	)
PARTNERSHIP	)
SECOND CINVEN FUND US NO. 1)
CO-INVESTMENT LIMITED PARTNERSHIP	)

EXECUTED AND DELIVERED AS A DEED by	)
Marcus Wood as duly authorised director of	)
CINVEN CAPITAL MANAGEMENT (BN) LIMITED	)	/s/ Marcus Wood
as General Partner of	)	Director
CINVEN CAPITAL MANAGEMENT (BN) LIMITED	)
PARTNERSHIP	)	/s/ Kevin Whale
as General Partner of	)	Secretary
BARCLAYS UK RETIREMENT FUND VENTURE	)
LIMITED PARTNERSHIP	)

EXECUTED AND DELIVERED AS A DEED by	)
Marcus Wood as duly authorised attorney	)
for and on behalf of	)
HARBOURVEST INTERNATIONAL PRIVATE	)	/s/ Marcus Wood
EQUITY PARTNERS IV–DIRECT FUND L.P.	)
by	)
HIPEP IV-DIRECT ASSOCIATES LLC	)
as its General Partner	)
by	)
HARBOURVEST PARTNERS LLC	)
as its Managing Member	)
in the presence of:	/s/ Kevin Whale
Kevin Whale
Warwick Court
[Illegible] Square
London EC4M 7AG

EXECUTED AND DELIVERED AS A DEED by	)
Marcus Wood as duly authorised attorney	)
for and on behalf of	)	/s/ Marcus Wood
INVESTORS TRUST & CUSTODIAL SERVICES	)
(IRELAND) LIMITED as the duly authorised	)
custodian of the European Strategic Partners and as	)
nominee of STANDARD LIFE INVESTMENTS	)
(PRIVATE EQUITY) LIMITED	)
in the presence of:	/s/ Kevin Whale
Kevin Whale
Warwick Court
[Illegible] Square
London EC4M 7AG

EXECUTED AND DELIVERED AS A DEED by	)
Marcus Wood as duly authorised attorney	)
for and on behalf of	)	/s/ Marcus Wood
COMMERCIAL UNION LIFE ASSURANCE	)
COMPANY LIMITED	)
in the presence of:	/s/ Kevin Whale
Kevin Whale
Warwick Court
[Illegible] Square
London EC4M 7AG

EXECUTED AND DELIVERED AS A DEED by		)
Marcus Wood as duly authorised attorney		)	/s/ Marcus Wood
for and on behalf of		)
CGNU LIFE ASSURANCE LIMITED		)
in the presence of:	/s/ Kevin Whale
Kevin Whale
Warwick Court
[Illegible] Square
London EC4M 7AG

EXECUTED AND DELIVERED AS A DEED by		)
Marcus Wood as duly authorised attorney		)
for and on behalf of		)	/s/ Marcus Wood
NORWICH UNION LIFE & PENSIONS		)
LIMITED		)
in the presence of:	/s/ Kevin Whale
Kevin Whale
Warwick Court
[Illegible] Square
London EC4M 7AG

EXECUTED AND DELIVERED AS A DEED by		)	/s/ Marcus Wood
Marcus Wood as duly authorised director of		)	Director
CINVEN NOMINEES LIMITED		)	/s/ Kevin Whale
Secretary

EXECUTED AND DELIVERED AS A DEED by		)
Marcus Wood as duly authorised director of		)
CINVEN CAPITAL MANAGEMENT (FF))
LIMITED		)	/s/ Marcus Wood
as General Partner of		)	Director
CINVEN CAPITAL MANAGEMENT (FF))
LIMITED PARTNERSHIP		)	/s/ Kevin Whale
as General Partner of the following partnerships:		)	Secretary
CINVEN FUND NO. 1 LIMITED PARTNERSHIP		)
CINVEN FUND US NO. 1 LIMITED PARTNERSHIP		)

EXECUTED AND DELIVERED AS A DEED by	)
Frits Beurskens and Han Wagter	)	/s/ Frits Beurskens
as duly authorised attorney	)	/s/ Han Wagter
for and on behalf of	)
STICHTING SENIOR MANAGEMENT KAPPA	)	Witness:
/s/ K.H.L. Berger
K.H.L. Berger
Secretary